     As filed with the Securities and Exchange Commission on April 13, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                             ---------------------

                            MOAI TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ---------------------

        Delaware*                     7372                  94-3274438
     (State or Other           (Primary Standard         (I.R.S. Employer
     Jurisdiction of              Industrial          Identification Number)
    Incorporation or          Classification Code
      Organization)                 Number)
                             ---------------------

                                 25 Lusk Street
                            San Francisco, CA 94107
                                 (415) 625-0601
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------
                                  ANNE PERLMAN
                            Chief Executive Officer
                            Moai Technologies, Inc.
                                 25 Lusk Street
                            San Francisco, CA 94107
                                 (415) 625-0601
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)

                             ---------------------

                                   Copies to:
         DONALD M. KELLER, JR.                       PETER T. HEALY
            DANIEL W. BURKE                       STEVEN L. PICKERING
           Venture Law Group                     O'Melveny & Myers LLP
       A Professional Corporation            275 Battery Street, Suite 2600
          2800 Sand Hill Road                   Embarcadero Center West
          Menlo Park, CA 94025                 San Francisco, CA 94111

                             ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Title of Each Class Of Securities   Proposed Maximum Aggregate
        To Be Registered                 Offering Price(1)        Amount Of Registration Fee
--------------------------------------------------------------------------------------------
Common Stock, par value $0.0001..           $75,000,000                     $19,800
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) and 457(o) under the Securities Act.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
* The Registrant intends to reincorporate into Delaware prior to the effective date.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 2000

                                  [Moai Logo]

                                        Shares

                                  Common Stock

  We are offering     shares of our common stock. This is our initial public
offering, and no public market currently exists for our common stock. We have applied for approval of quotation of our common stock on the Nasdaq National Market under the symbol "MOAI."

                                --------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 6.

                                --------------

                                                                      Per
                                                                     Share Total
                                                                     ----- -----
Public Offering Price............................................... $     $
Underwriting Discounts and Commissions.............................. $     $
Proceeds to Moai.................................................... $     $

                                --------------

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We have granted the underwriters a 30-day option to purchase up to an
additional     shares of common stock to cover over-allotments. FleetBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on      , 2000.

                                --------------

Robertson Stephens
                Donaldson, Lufkin & Jenrette
                                                             Merrill Lynch & Co.


                 The date of this prospectus is        , 2000.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, references to "Moai," "we," "us" and "our" refer to Moai Technologies, Inc.

    Until    , 2000 (the 25th day after the final prospectus related to this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   6
Special Note Regarding Forward-Looking Statements........................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  25
Business.................................................................  32
Management...............................................................  44
Related Party Transactions...............................................  54
Principal Stockholders...................................................  56
Description of Capital Stock.............................................  58
Shares Eligible for Future Sale..........................................  61
Underwriting.............................................................  63
Legal Matters............................................................  67
Experts..................................................................  67
Additional Information Available to You..................................  67
Index to Financial Statements............................................ F-1

                             ---------------------

    Moai(TM), Moai Technologies(TM), LiveExchange(TM), Moai's Dynamic Commerce Engine(TM), Moai's OpenAPI(TM), Online Negotiated Exchange(TM), Virtual Private Marketplace(TM) and the Moai logo are trademarks of Moai Technologies, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    This section is a summary and does not contain all of the information that will be important to you. You should also read the more detailed information regarding our company, including the "Risk Factors" section and our financial statements, and the notes to those statements appearing elsewhere in this prospectus, before deciding to invest in shares of our common stock.

                            Moai Technologies, Inc.

    We are a leading provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. Negotiated eCommerce involves the buying and selling of goods and services online through flexible transaction models that change over time based on multiple terms such as price, condition of goods, warranty and shipping costs. Our solutions address the unique challenges faced by companies looking to initiate or expand their eCommerce initiatives in the technologically complex and rapidly changing Internet business climate. We provide companies doing business online with a comprehensive eCommerce solution featuring sophisticated negotiated eCommerce capabilities designed to help them increase revenues and market share, improve business operations efficiency, and engage and retain customers. In addition, our solution is rapidly deployable, easily integrated into existing business processes, customizable and built on a scalable and robust architecture.

    Our customers operate in a wide range of vertical markets, including computer and high tech, transportation and logistics, wholesale distribution and manufacturing. While our primary focus is on customers in the business-to-business market, we also have customers in the business-to-consumer and consumer-to-consumer markets.

    The Internet's emergence as a highly efficient medium through which companies can interact and transact commerce, often referred to as business-to-business eCommerce, has fundamentally changed the way that many companies conduct business with each other. By overcoming geographic constraints and enabling the dissemination of information about products and services, the Internet is creating new business opportunities and challenges. To compete in this rapidly-evolving market, many businesses today face the strategic imperative of embracing eCommerce initiatives. With so many new entrants, eCommerce is rapidly evolving from its early days of online catalogs and simple storefronts. New and more sophisticated forms of business-to-business eCommerce are emerging and are prompting companies to seek competitive advantage and to expand their business opportunities by offering differentiated and unique online services. In particular, many companies today are supplementing their traditional operations with online auctions, online procurement and, increasingly, eMarketplaces.

    Online auctions. Online auctions allow sellers to obtain demand-driven pricing in eCommerce transactions. This typically involves a standard auction format where multiple buyers submit bids to purchase an item offered by a single seller. The price increases with each subsequent bid and the auction winner is decided when the seller accepts the bid with the highest price and/or the best other terms.

    Online procurement. Online procurement allows a single buyer to interact with multiple sellers during a single transaction to achieve the most favorable terms. This typically involves a buyer who makes a request to buy a particular item online with multiple sellers offering to sell the item in a reverse auction format. In a reverse auction format, the price declines with each subsequent offer and the auction winner is decided when the buyer ultimately accepts the offer with the lowest price and/or the best other terms.

    eMarketplaces. eMarketplaces allow multiple sellers and buyers to transact business at a comprehensive trading hub designed to efficiently manage transactions and services among buyers and sellers. These marketplaces typically involve communities of buyers and sellers who negotiate and trade online based on a bid and ask format, similar to a stock exchange.

    Our LiveExchange product suite, comprised of LiveExchange Enterprise and LiveExchange Marketplace, is a customer-focused, comprehensive solution for online auctions, online procurement and eMarketplaces. We offer our solutions directly through our sales force and indirectly through our relationships with application service providers, vertical solution providers and resellers. In addition, our relationships with systems integrators, technology companies and consulting firms strengthen our technological capabilities and provide us access to additional customers. We also offer our customers a range of services that enable them to rapidly integrate and deploy our products.

    Our objective is to be the premier provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. Key elements of our strategy include:

  .  expanding and leveraging our diverse and fast growing customer base;

  .  expanding and leveraging our base of strategic relationships;

  .  extending our technological leadership; and

  .  expanding our international presence.

                             Corporate Information

    We were incorporated in Colorado in October 1995 and reincorporated in California in June 1997. We intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 25 Lusk Street, San Francisco, CA 94107. Our telephone number at that location is
(415) 625-0601. Information contained in our web site at www.moai.com does not constitute a part of this prospectus.

                                  The Offering

    The following information assumes that the underwriters do not exercise their option to purchase additional shares in the offering. See "Underwriting."

 Common stock offered by Moai Technologies, Inc......     shares
 Common Stock to be outstanding after this offering..     shares
 Use of proceeds..................................... For working capital and general corporate
                                                      purposes, funding
                                                      operating losses, product
                                                      development, capital
                                                      expenditures, expanding
                                                      our sales and marketing
                                                      organization, and any
                                                      acquisitions of
                                                      complementary products,
                                                      technologies and
                                                      businesses.
 Proposed Nasdaq National Market symbol.............. MOAI

    The above information is based on 27,510,762 shares outstanding as of December 31, 1999 and is presented on a pro forma basis, after giving effect to our issuance of 3,745,318 shares of Series D preferred stock issued in the first quarter of 2000, our issuance of 583,334 shares of Series A preferred stock upon exercise of warrants in January 2000, and our expected issuance of 262,266 shares of Series D preferred stock upon exercise of warrants prior to or upon the closing of this offering. The information above excludes the following shares:

  . 2,847,972 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.36 per share;

  . 156,630 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.56 per share; and

  . an aggregate of 639,338 shares available for future grant under our 1997 stock plan.

    Subsequent to December 31, 1999, we increased the number of shares of common stock reserved under our 1997 stock plan by 4,000,000 shares and reserved an aggregate of 9,850,000 shares under our 2000 stock plan, 2000 executive stock incentive plan, 2000 directors' stock option plan and 2000 employee stock purchase plan. See "Management--Stock Plans" and Notes 9 and 11 of Notes to Financial Statements. Subsequent to December 31, 1999, we issued options to purchase 2,098,096 shares of common stock under our 1997 stock plan and our 2000 executive stock incentive plan and warrants to purchase 61,210 shares of Series D preferred stock.

                               Other Information

    Except as otherwise indicated, information in this prospectus is based on the following assumptions:

  . the automatic conversion of all outstanding shares of preferred stock into shares of common stock on a one-for-one basis upon the closing of this offering;

  .  no exercise of the underwriters' over-allotment option;

  .  our reincorporation into Delaware prior to the closing of this offering;
     and

  . the 2-for-1 forward split of our preferred and common stock effected on January 14, 2000.

                             Summary Financial Data

    The summary table sets forth a summary of our statement of operations data for the periods presented, and should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Figures in the Statement of Operations table below are in thousands, except per share figures.

                                       Period from
                                     October 4, 1995
                                       (Inception)
                                         through     Year ended December 31,
                                      December 31,   -------------------------
                                          1996        1997    1998      1999
                                     --------------- ------  -------  --------
Statements of Operations Data:
Revenues...........................       $ --       $   60  $    60  $  1,164
Cost of revenues (includes $339 of
  stock-based compensation in
  1999)............................         --            6       29     1,815
                                          -----      ------  -------  --------
Gross profit (loss)................         --           54       31      (651)
Operating expenses (includes $1,211
  of stock-based compensation in
  1999)............................          88         284    2,321    13,777
                                          -----      ------  -------  --------
Loss from operations...............         (88)       (230)  (2,290)  (14,428)
Interest and other income
  (expense), net...................         134          (5)      49       188
                                          -----      ------  -------  --------
Net income (loss)..................       $  46      $ (235) $(2,241) $(14,240)
                                          =====      ======  =======  ========
Net income (loss) per share:
 Basic and diluted.................       $0.01      $(0.14) $ (0.75) $  (3.12)
                                          =====      ======  =======  ========
 Weighted average shares...........       3,960       1,730    2,984     4,559
                                          =====      ======  =======  ========
Proforma net loss per share
  (unaudited):
 Basic and diluted.................                                   $  (0.69)
                                                                      ========
 Weighted average shares...........                                     20,633
                                                                      ========

--------
    See Note 1 of Notes to Financial Statements for an explanation of the method used to determine the number of shares used in computing pro forma basic and diluted net loss per share.

    The following table sets forth a summary of our balance sheet data as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis, after giving effect to our issuance of 3,745,318 shares of Series D preferred stock in the first quarter of 2000, our issuance of 583,334 shares of Series A preferred stock upon exercise of warrants in January, 2000, our expected issuance of 262,266 shares of Series D preferred stock upon exercise of warrants prior to or upon the closing of this offering, and the automatic conversion of all then-outstanding shares of preferred stock into 24,568,988 shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis, after giving effect to our sale of shares of common stock at an assumed initial public offering price of
     $   per share in this offering, after deducting the estimated
     underwriting discounts and commissions and estimated offering expenses that we expect to pay in connection with this offering, and the authorization of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock upon the closing of the offering.

                                                   As of December 31, 1999
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                               (unaudited)
                                                        (in thousands)
Balance Sheet Data:
 Cash, cash equivalents and short-term
   investments................................. $  6,391   $38,667      $
 Working capital...............................    3,720    35,996
 Total assets..................................   10,912    43,188
 Capital lease obligations, long-term..........      355       355      355
 Mandatorily redeemable convertible preferred
   stock.......................................   20,645       --       --
 Total stockholders' equity (deficit)..........  (14,890)   38,031

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. You should consider the risks described below before making an investment decision. Our business, operating results and financial condition could be materially and adversely affected by any of the following risks, as well as by risks that we are unaware of or by risks that we currently believe are immaterial. These risk factors could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

    This prospectus contains forward-looking statements that describe our future plans, objectives, expectations and intentions. The matters described in our forward-looking statements are subject to risks and uncertainties. Consequently, our actual results could differ materially from the results predicted by our forward-looking statements. Factors that may contribute to these differences include the risks discussed below and elsewhere in this prospectus.

Risks Related to Our Business

Because we have a limited operating history, it may be difficult for you to evaluate and predict our commercial prospects and financial results.

    We were incorporated in 1995 and commenced operations in 1996. Compared to many public companies, our limited operating history gives you very little basis upon which to evaluate our ability to accomplish our business plan. In making an investment decision, you should consider our business in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in the rapidly changing software and eCommerce markets. These risks are described in more detail in the risk factors below. Since we have limited business experience and only a few years of financial data, any predictions you make about our commercial prospects and financial condition may not be as accurate as they would be if we had a longer business history.

Failure to sustain our current revenue growth rate or to achieve profitability will likely cause our stock price to fall.

    We will need to increase our revenues significantly to become profitable. Although our revenue grew rapidly in 1999 as compared to 1998, we do not believe that we will maintain this rate of revenue growth because we started from a small revenue base, and it is difficult to maintain high percentage increases over a larger revenue base. A significant decrease in our rate of revenue growth after this offering could cause our stock price to fall.

    We incurred losses of $235,000 in 1997, $2,241,000 in 1998 and $14,240,000
in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $16,670,000. We expect to incur losses for the foreseeable future. We cannot be certain that we will achieve profitability in the future or, if we achieve profitability, that we will sustain it. If we do not achieve profitability, the market price for our common stock may decline, perhaps substantially.

We expect our cost of revenues and operating expenses to increase significantly over the next year, which will impede our ability to achieve profitability.

    As we grow our business, we expect our cost of revenues and operating expenses to increase significantly and, as a result, we will need to generate increased revenues to achieve and maintain profitability. In particular, we expect to incur additional costs and expenses related to:

  .  expansion of our sales force and distribution channels;

  .  expansion of our product and services offerings;

  .  development of strategic relationships;

  .  expansion of management and infrastructure;

  .  brand development, marketing and other promotional activities; and

  .  international expansion efforts.

We expect to depend on sales of our LiveExchange products and related services for substantially all of our revenues for the foreseeable future.

    We are substantially dependent on market acceptance of our LiveExchange products, and these products are in full production at fewer than half of our customers as of February 29, 2000. As a result, our current and potential customers are unable to fully evaluate whether the features and functionality of LiveExchange meet their business needs. Our LiveExchange products and related services accounted for all of our revenues in 1999 and for the two months ended February 29, 2000. We anticipate that revenues from our LiveExchange products and related services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, our LiveExchange products, or their failure to achieve broad market acceptance, would seriously harm our business. Factors that could adversely affect sales of LiveExchange include:

  . failure of buyers and sellers to adopt negotiated eCommerce as a method of doing business;

  .  competitive products that obtain greater market acceptance;

  . our failure to adapt LiveExchange to new technologies and computing platforms; and

  . our failure to incorporate features and functionality in LiveExchange which address customer needs.

We may require additional financing in the future and may not be able to obtain this financing.

    We require substantial working capital to fund our business. We experienced operating losses and negative cash flow from operations since inception and expect to continue to do so for the immediate future. We expect to use the net proceeds of this offering primarily for working capital and to fund operating losses. We believe that these proceeds, together with our existing capital resources, will be sufficient to meet our capital requirements for at least the next twelve months. However, our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our customer base, the growth of sales and marketing and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. If additional funds are raised through the issuance of equity securities, the percentage ownership of our current stockholders will be reduced and these new securities may have rights, preferences or privileges senior to the rights of our common stock. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products or to take advantage of future opportunities, which could harm our competitive position.

Our sales cycle can be lengthy and subject to delays, and these delays could cause our operating results to suffer.

    We believe that a customer's decision to purchase our software is discretionary, involves a significant commitment of resources and is influenced by customer budget cycles. To successfully sell our products, we generally must educate our potential customers regarding the use and benefit of our products, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles can be lengthy and variable, ranging from less than one month to six months or longer from our initial contact with a potential customer to the signing of a contract. In addition, our sales cycle can be subject to seasonal fluctuations as a result of our customers' fiscal year budgeting cycles. Any delays in our sales could cause our operating results to vary widely.

Our quarterly operating results fluctuate significantly and are difficult to predict; if we fail to meet the expectations of public market analysts or investors, the market price of our common stock may decrease significantly.

    Our quarterly operating results have fluctuated significantly and we expect them to continue to fluctuate significantly in the future. Our operating results may fall below the expectations of securities analysts or investors in one or more future quarters. Any failure to meet their expectations will likely have an adverse affect on the market price of our common stock. In addition, our expense budgets are based in part on our expectations of our future revenues and our expense levels are relatively fixed in the near term. Consequently, any decline in our revenues to a level that is below our expectations may render us unable to fund our expenses, which would adversely impact our business plan. Quarterly fluctuations in our operating results may be caused by variations in our sales cycle, as discussed above, and by other factors, including:

  . changes in demand for our products and services from new or existing customers;

  . actions taken by our competitors, including new product introductions and enhancements;

  . our ability to develop, introduce and market new products and enhancements to our existing products on a timely basis;

  .  changes in our pricing policies or those of our competitors;

  . our ability to expand our sales and marketing operations, including hiring additional sales personnel;

  .  size and timing of sales of our products and services;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  .  changes in quota-based compensation policies for our sales personnel;

  .  our ability to control costs; and

  .  customer budget cycles and changes in these budget cycles.

    These factors may impact our long-term results as well as our operating results in any particular quarter. Furthermore, many of these factors, such as the level of demand for our products and services and actions taken by our competitors, are beyond our control. We believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance.

A significant portion of our customer base consists of small companies which are unproven and present a high risk of non-payment of license and service fees.

    A significant portion of our license and services revenues are derived from small, entrepreneurial companies that are unproven. We therefore face a risk of non-payment of these fees, especially under adverse market conditions, although we do not consider the collectibility of revenues recognized to date to be improbable. We expect that small companies will continue to comprise a significant portion of our customer base over the near term. If we are unable to collect fees from these customers, our cash flow may be insufficient to cover our expenditures.

Our business could suffer if we cannot retain the services of key management members.

    Our success depends largely upon the continued services of our key management members, the loss of which could seriously harm our business. In particular, we rely on Anne Perlman, Chief Executive Officer and a director, Matthew Miller, President and Chief Operating Officer, and Devapratim Hazarika, Chief Strategy Officer and director. Ms. Perlman, Mr. Miller and Mr. Hazarika are at-will employees and could therefore terminate their employment with us at any time without penalty. Further, Mr. Miller joined us on April 10, 2000 and therefore has limited experience managing our business. We maintain a key person life insurance policy in the amount of $500,000 on Mr. Hazarika and in the amount of $2 million on Ms. Perlman.

Failure to expand our sales operations and channels of distribution would limit our growth.

    In order to maintain and increase our market share and revenues, we will need to expand our direct and indirect sales operations and channels of distribution. We have a small direct sales force, including a limited number of quota-carrying sales personnel, and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. New personnel require extensive training and typically take several months to achieve productivity. If we are unable to hire and retain a qualified sales force, particularly quota-carrying sales personnel, our ability to sell our products and generate revenues will suffer. In addition, if one or more of our sales personnel resigns to join a competitor or to form a competing company, the loss of that employee and any resulting loss of existing or potential customers to a competitor could harm our business.

    In addition, we need to expand our relationships with domestic and international systems integrators, resellers, original equipment manufacturers and application service providers to complement our direct sales efforts and build our indirect sales channel. It may be difficult for us to establish these relationships and, even if we do, we will then depend on these third parties' sales efforts. In addition, because these relationships are nonexclusive, these third parties may choose to promote products offered by our competitors rather than our products. If we fail to successfully build our third-party distribution channels or if the systems integrators and other third parties with which we have distribution relationships do not perform as expected, our business, financial condition and results of operations would be harmed.

Failure to attract and retain highly-skilled technical personnel could harm our business and decrease the value of your investment.

    Our future success will depend in large part upon our ability to attract and retain highly-skilled technical personnel, particularly software engineers. There is significant competition for technical employees in the San Francisco Bay Area and across the country, especially for those with experience in both the software and eCommerce industries. If we are not successful in attracting and retaining these skilled employees, our product development efforts would suffer. New personnel require training and education and take time to reach full productivity. If we lose any key technical personnel, we may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by those former employees.

If we are unable to expand our customer support and professional services organizations, we may not be able to retain our existing customers and attract new customers.

    We currently have small customer support and professional services organizations that must be expanded as our customer base grows and as we expand our indirect distribution channels with systems integrators and other third parties. This expansion will place significant pressures on our customer support and professional services infrastructures. Hiring customer support and professional services personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills. If we do not meet our customers' demands for consulting or other support services, we may not be able to retain our existing customers or attract new customers and our product revenues may suffer. In addition, if our professional services organization is unable to support the systems integrators and other third parties with which we have relationships, our ability to sell and implement our products through our indirect sales channels will be harmed.

We are in a highly competitive industry, and some of our competitors may be more successful than we are in attracting and retaining customers.

    The market for negotiated eCommerce solutions is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. We currently face competition from the following:

    Independent software vendors. Ariba (through its acquisitions of Trading Dynamics and Tradex), Commerce One (through its acquisition of CommerceBid), OpenSite, i2, Oracle, WebVision and others offer auction and trading exchange software. In addition, Microsoft and IBM both offer negotiated eCommerce add-on components to their SiteServer and net.Commerce products, respectively.

    Outsourced service providers. FairMarket, FreeMarkets, and Commerce One provide outsourced auction and trading exchange solutions.

    Custom-developed solutions. Some companies may build custom negotiated eCommerce solutions in-house. In some cases, systems integrators, including iXL and EDS, have developed and installed customized negotiated eCommerce solutions on behalf of such companies.

    We believe that the principal competitive factors in the market for negotiated eCommerce software include:

  .  speed of deployment;

  .  breadth of products and services;

  . system scalability, reliability and capability of integration with existing business systems;

  .  market acceptance as indicated by vendor installed base;

  .  price;

  .  ease of customization; and

  .  breadth and depth of strategic relationships.

    Some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and much greater financial, marketing and other resources than we do. If we are not be able to compete successfully against current and future competitors, we may lose customers and our revenues may decline.

Larger, better known and more established companies may enter our market, which could increase competitive pressures.

    In addition to our current competitors, our market may attract new competition. Because there are relatively low barriers to entry in the software market, we expect additional competition from systems integrators, enterprise software vendors and outsourced service providers as the negotiated eCommerce software market continues to develop and expand. We may also face future competition from the systems integrators with which we have relationships, either on a direct basis or on an indirect basis in the event they partner with our competitors. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with competitors as the use of negotiated eCommerce increases. These companies have significant resources and brand recognition in the negotiated eCommerce market. In addition, software developers may add auction functionality to, or expand the existing auction functionality of, their existing products. The barriers to entry in the market for negotiated eCommerce products and services are relatively low. Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which could seriously harm our financial condition and impede our business plan.

The strain that our growth rate places upon our systems and management resources may adversely affect our business.

    We recently experienced a period of significant expansion of our operations, including hiring a significant number of employees, that has strained our management, administrative and operational resources. Our total headcount has increased from 27 employees at December 31, 1998 to 119 employees at February 29, 2000. In addition, we plan to further expand our operations, including increasing our total headcount. To properly manage this growth, we must, among other things, expand our finance, administrative and operations staff and implement and improve additional and existing administrative, financial and operational systems, procedures and controls on a timely basis. If we are unable to properly manage this growth, our business will be harmed.

We depend on the introduction of new versions of LiveExchange.

    If we are unable to develop new software products or enhancements to our existing products on a cost-effective basis, or if new products or enhancements do not achieve market acceptance, our business would be seriously harmed. The life cycles of our products are difficult to predict because the market for our products is new and emerging, and is characterized by rapid technological change, changing customer needs and evolving industry standards. The introduction of products employing new technologies and emerging industry standards could render our existing products or services obsolete and unmarketable. For example, LiveExchange is written in the Java programming language. If a new programming language becomes standard in our industry or is considered more robust than Java, we may need to rewrite LiveExchange in another language in order to remain competitive.

    To be successful, our products and services must keep pace with technological developments and emerging industry standards, address the ever-changing and increasingly sophisticated needs of our customers and achieve market acceptance. In developing new products and services, we may:

  . fail to develop and market products that respond to technological changes or evolving industry standards in a timely or cost-effective manner;

  . encounter products, capabilities or technologies developed by others that render our products and services obsolete or noncompetitive or that shorten the life cycles of our existing products and services; and

  . fail to develop new products and services that adequately meet the requirements of the marketplace or achieve market acceptance.

If we fail to release new products in a timely manner, or if our products do not achieve market acceptance, our business would be seriously harmed.

    We may fail to introduce or deliver new products on a timely basis or at all. In the past, we have experienced delays in the commencement of commercial shipments of our new releases. If our new releases or new products are delayed or do not achieve market acceptance, we could experience a delay or loss of revenues and customer frustration. Customers may delay purchases of LiveExchange in anticipation of future releases. If customers defer material orders of LiveExchange in anticipation of new releases or new product introductions, our business would be seriously harmed.

Our business is evolving to become more reliant on scalable revenues, and it is difficult to predict whether this new revenue model will be successful.

    We allow our customers to license our products at a lower basic subscription rate in exchange for scalable fees that are based on metrics such as the value of customer transactions enabled by our technology or, in the case of customers providing third-party services to others, based on a percentage of commissions or fees generated from providing such services. We have only recently begun to implement this revenue model and we have limited customers in production who have begun to generate scalable revenues. As a result, to date revenue from this model has been insignificant. It is therefore difficult to predict whether and to what extent this new model will be successful. The success of this model will depend on several factors, including the extent to which our customers elect a scalable license, the pricing models of our competitors, the extent to which our customers generate transactions and our ability to verify our customers' transactions. Further, we are subject to the risk that customers which begin to generate significant scalable revenues for us will attempt to negotiate lower rates or threaten to switch to other software providers. If our scalable revenues do not grow as a result of these or other reasons, our business, financial condition and results of operations may be harmed.

If the steps we have taken to protect our intellectual property rights are inadequate, our competitors may gain access to our technology, which would have a material adverse effect on our business.

    We regard substantial elements of our negotiated eCommerce solutions as proprietary and attempt to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. In addition, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property, which could have a material adverse effect on our business. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available through the Internet. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

Our products may contain defects which could seriously harm our business, and this risk is difficult to assess because fewer than half of our customers have fully implemented our products.

    Despite internal testing and testing by current and potential customers, current and prior versions of our products may contain serious defects. Any defect could result in termination of licenses, damage to our reputation, lack of market acceptance and lost revenues, any of which could seriously harm our business, financial condition and results of operations. In addition, our products and product enhancements are very complex and may from time to time contain errors or result in failures that we did not detect or anticipate when introducing our products or enhancements to the market. The computer software environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in our products or enhancements after the products or enhancements are implemented by our customers.

    As of February 29, 2000, fewer than half of our customers have implemented our products and have them in full production, and it is therefore difficult to assess the extent to which our products contain errors or defects. Until our products have been in full production at several customers for an extended period of time, we will not be able to accurately assess the extent to which our products contain material defects. Material defects or errors in LiveExchange 3.0 or prior versions of our products could result in termination of licenses, damage to our reputation, lack of market acceptance and lost revenues, any of which could seriously harm our business.

We are subject to product liability claims that could require considerable effort and expense to defend and which could harm our business.

    Our products and services provide companies with the technology to engage in negotiated eCommerce. These and other functions of our products are often critical to our customers, particularly those which derive a substantial portion of their revenues through their online sales channel. Although our product licenses generally contain provisions that limit our exposure to product liability claims, these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited product liability insurance. To the extent our contractual limitations are unenforceable or these claims are not covered by insurance, a successful product liability claim could harm our business.

If third-party software incorporated in our products is no longer available to us, our business could be harmed.

    We integrate third-party software as a component of our software. For example, our LiveExchange products rely on Java application server and database connectivity technology licensed to us by BEA WebLogic. This agreement renews for one year periods unless either party gives written notice of non-renewal and we cannot be certain that BEA WebLogic will renew this agreement. If BEA WebLogic does not renew this agreement, we will be required to obtain similar technology from another party, which may not be available to us on commercially reasonable terms. Furthermore, if we cannot maintain licenses to other key third-party software products, shipments of our products could be delayed until equivalent software is developed or licensed and integrated into our products, which may not be available on commercially reasonable terms, or at all.

We may be sued for violating the intellectual property rights of others.

    The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of other intellectual property rights. As the number of competitors in the market for eCommerce solutions grows and the functionality of products in different market segments overlaps, the possibility of an intellectual property claim against us increases. For example, we may inadvertently infringe a patent of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware, which we may be infringing when it is issued in the future. To address these patent infringement or other intellectual property claims, we may have to enter into royalty or licensing agreements on disadvantageous terms. Alternatively, we may be unable to obtain a necessary license. A successful claim against us, and our inability to license the infringed or similar technology on commercially reasonable terms or at all, would significantly increase our expenses and may force us to discontinue licensing our products until we can engineer a non-infringing solution. In addition, any infringement or other intellectual property claims, with or without merit, which are brought against us could be time consuming and expensive to litigate or settle and could divert management attention from administering our core business.

If we fail to successfully promote our Moai brand name or if we incur significant expenses promoting and maintaining our Moai brand name, our business would be harmed.

    Due in part to the emerging nature of the market for negotiated eCommerce solutions and the substantial resources available to many of our competitors, there may be a time-limited opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of the Moai brand name is critical to achieving widespread acceptance of our negotiated eCommerce solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the Moai brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness among potential customers. If we are unable to successfully promote our brand name, our business and reputation may suffer.

If we expand our international sales, marketing and distribution activities, our business will be susceptible to numerous risks associated with international operations.

    To be successful, we intend to expand our international operations and hire additional international personnel. Therefore, we expect to commit significant resources to expand our international sales, marketing and distribution activities. If we expand internationally, we will be subject to a number of risks associated with international business activities. These risks generally include:

  .  currency exchange rate fluctuations;

  .  seasonal fluctuations in purchasing patterns;

  .  unexpected changes in regulatory requirements;

  .  fewer protections of proprietary rights;

  .  tariffs, export controls and other trade barriers;

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

  .  difficulties in managing and staffing international operations;

  . potentially adverse tax consequences, including restrictions on the repatriation of earnings;

  .  the burdens of complying with a wide variety of foreign laws;

  .  the risks related to the global economic turbulence; and

  .  political instability.

    One or more of these risks may materially and adversely affect our future international operations and, consequently, our business.

We may acquire other businesses or technologies, and if we do, we may be unable to integrate them with our business, or we may impair our financial performance.

    If appropriate opportunities present themselves, we may acquire businesses, technologies, services or products that we believe are strategic. We do not currently have any understandings, commitments or agreements with respect to any acquisition, nor are we currently pursuing any acquisition. We may not be able to identify, negotiate or finance any future acquisition successfully. Even if we do succeed in acquiring a business, technology, service or product, we have no experience in integrating an acquisition into our business. The process of integration may produce unforeseen operating difficulties and expenditures and may absorb significant attention of our management that would otherwise be available for the ongoing development of our business. Moreover, we have not made any acquisitions, and we may never achieve any of the benefits that we might anticipate from a future acquisition. If we make future acquisitions, we may issue shares of stock that dilute other stockholders, incur debt, assume contingent liabilities or create additional expenses related to amortizing goodwill and other intangible assets, any of which might harm our financial results and cause our stock price to decline. Any financing that we might need for future acquisitions may only be available to us on terms that restrict our business or that impose on us costs that reduce our net income.

We frequently rely on third parties to implement LiveExchange.

    We frequently rely, and expect to increasingly rely, on a number of third parties, including systems integrators, to implement LiveExchange at customer sites. If we are unable to establish and maintain effective, long-term relationships with our implementation providers, or if these providers do not meet the needs or expectations of our customers, our business would be seriously harmed. As a result of the limited resources and capacities of many third-party implementation providers, we may be unable to establish or maintain relationships with third parties having sufficient resources to provide the necessary implementation services to support our needs. If these resources are unavailable, we will be required to provide these services internally, which would significantly limit our ability to meet our customers' implementation needs. A number of our competitors have significantly more well-established relationships with these third parties and, as a result, these third parties may be more likely to recommend competitors' products and services rather than our own. In addition, we cannot control the level and quality of service provided by current and future implementation providers with which we enter into relationships.

Risks Related to Our Industry

If business-to-business eCommerce in general and negotiated eCommerce in particular do not develop as we currently envision, our business model could fail and our revenues could decline.

    Our performance and future success will depend on the growth and widespread adoption of business-to-business eCommerce. The use of the Internet to buy, sell and trade goods and services may not be commercially accepted for a number of reasons, including the following:

  . failure to adequately develop the necessary infrastructure for conducting eCommerce over the Internet, including data compression or broadband communication technology;

  .  lack of adequate speed, access or server reliability;

  . public perception of the security and confidentiality of digital information;

  .  development of competing technologies;

  . rate of adoption of eCommerce by the existing retail, wholesale and other channels; and

  . level of end-user discomfort with limited human interaction and the process of purchasing goods and services through online transactions.

    Our future success is also highly dependent upon the widespread acceptance and use of negotiated eCommerce solutions. In particular, the continued adoption by buyers and sellers of online auctions and other negotiated eCommerce models on the Internet is critical to the continued growth in sales of our products. Online auctions and other forms of negotiated eCommerce are relatively new methods of buying and selling that market participants may not adopt at levels sufficient to sustain our business. Traditional purchasing is often based on long-standing relationships or familiarity with sellers. For online auctions and other forms of negotiated eCommerce to succeed, buyers and sellers must adopt new purchasing practices. For example, buyers must be willing to rely less upon traditional relationships in making purchasing decisions. We cannot be certain that acceptance of online auctions and other forms of negotiated eCommerce will continue to develop. If business-to-business eCommerce in general, and negotiated eCommerce in particular, do not achieve widespread market acceptance or grow significantly, our business, financial condition and results of operations would be seriously harmed.

If we are unable to meet the rapid changes in negotiated eCommerce technology, our product revenues could decline.

    The market for our products is marked by rapid technological change, frequent new product introductions, Internet-related technology enhancements, uncertain product life cycles, changes in client demands, changes in the way software and services such as ours are priced and delivered, and evolving industry standards. We cannot be certain that we will successfully develop and market new products, new product enhancements or new products compliant with present or emerging Internet technology standards. In developing our products, we have made, and will continue to make, assumptions with respect to which standards will be adopted by the industry, our customers and competitors. If the standards adopted are different from those which we have chosen to support, market acceptance of our products may be significantly reduced or delayed and our business will be seriously harmed. In addition, we may be required to make significant expenditures to adapt our products to changing or emerging technologies. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our clients. The technology that enables negotiated eCommerce is complex and new products and product enhancements can require long development and testing periods. Any delays in developing and releasing enhanced or new products could harm our business, operating results and financial condition.

Increasing government regulation of the Internet could limit the market for our products and services and add to our operating costs.

    As Internet-enabled commerce evolves, we expect that federal, state or foreign agencies will adopt regulations covering issues such as user privacy, pricing, content and quality of products and services. It is possible that legislation could expose companies involved in eCommerce to liability, which could limit the growth of eCommerce generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. If enacted, these laws, rules or regulations could limit the market for our products and services.

Imposition of sales and other taxes on eCommerce transactions may hinder eCommerce, which would adversely affect our business.

    The taxation of commerce activities in connection with the Internet has not been well-established, may change in the future and may vary from jurisdiction to jurisdiction. One or more states or other countries may seek to impose sales or other taxes on companies that engage in or facilitate eCommerce. A number of proposals have been made at the local, state and international level that would impose additional taxes on the sale of products and services through the Internet. These proposals, if adopted, could substantially impair the growth of eCommerce and could significantly harm our business.

We depend on the speed and reliability of the Internet and our customers' internal networks.

    The recent growth in Internet traffic has caused frequent periods of decreased performance. If Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently, business-to-business eCommerce could grow more slowly or decline, which may reduce the demand for our software. The ability of our software to satisfy our customers' needs is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our software depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

Concerns about Internet security may reduce demand for our products.

    If concerns about Internet security reduce participation in negotiated eCommerce, the demand for our software will decline. Our customers' negotiated eCommerce operations normally involve the collection of sensitive user data, such as names, addresses and credit card numbers. Our customers' operations generally depend on protecting the confidential and customer-sensitive data in their systems from damage or interruption from events such as human error, break-ins, sabotage, computer viruses, intentional acts of vandalism. Our customers' operations also generally depend upon the secure transmission of this confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the security features contained in our software or the algorithms used by our customers and their business partners to protect content and transactions on Internet eCommerce marketplaces or proprietary information in our customers' and their business partners' databases. Anyone who is able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our customers' and their business partners' operations. Our customers and their business partners may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our software. Further, a well-publicized compromise of security could deter businesses from using the Internet to conduct transactions that involve transmitting confidential information. The failure of the security features of our software to prevent security breaches, or well publicized security breaches affecting the Internet in general, could significantly reduce demand for our products and cause our revenues to decline, as well as expose us to potential liability and litigation.

Risks Related to the Offering

Our stock price will likely fluctuate significantly after this offering, which could result in substantial losses for investors.

    Although the initial public offering price will be determined based on several factors, the market price for our common stock will vary from the initial offering price after trading commences. This could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

  .  quarterly variations in operating results;

  .  changes in financial estimates by securities analysts;

  . announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

  . publicity about our company, our products and services, our competitors or eCommerce in general;

  .  additions or departures of key personnel;

  .  any future sales of our common stock or other securities; and

  . stock market price and volume fluctuations of publicly-traded companies in general and eCommerce companies in particular.

    The trading prices of eCommerce companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the offering price. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources, which could seriously harm our business, financial condition and results of operations.

Our stock price could be depressed as a result of shares of our common stock becoming available for sale in the future.

    Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. For a description of shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

We have implemented certain anti-takeover provisions that could make it more difficult for a third party to acquire us.

    Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock--Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Delaware Law."

Our existing executive officers, directors and their affiliates control our company and could limit the ability of our other stockholders to influence the outcome of director elections and other transactions submitted for a vote of our stockholders.

    Upon completion of this offering, our executive officers, directors and their affiliates will beneficially own, in the aggregate, approximately % of our outstanding common stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control over us, causing our stock price to be lower than if otherwise might be.

There has been no prior market for our common stock and an active trading market may not develop following this offering.

    Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the prices that will prevail in the market following this offering. See "Underwriting."

We have broad discretion in using the net proceeds from this offering and we may not use the net proceeds of this offering effectively.

    The net proceeds of this offering are not allocated for specific purposes. We will have broad discretion in determining how to spend the proceeds of this offering and may spend proceeds in a manner that our stockholders may not deem desirable. We cannot assure you that our investments will yield favorable returns or results. See "Use of Proceeds."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the     shares of common stock we are
offering are estimated to be $   ($   if the underwriters' over-allotment
option is exercised in full), assuming an initial public offering price of $ per share, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses.

    We currently expect to use the net proceeds of this offering primarily for working capital and general corporate purposes, funding operating losses, product development, capital expenditures, and expanding our sales and marketing organization. In addition, we may use a portion of the net proceeds for further development of our product lines through acquisitions of products, technologies and businesses, although we have no present commitments or agreements to make any acquisitions. The amount of cash that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash we generate from operations. Thus, management will have significant discretion in applying the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid dividends on our common stock or preferred stock. We currently intend to retain any future earnings to fund the development of our business. Therefore, we do not currently anticipate declaring or paying dividends in the foreseeable future. In addition, our bank loan arrangements restrict our ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth the following information:

  .  our actual capitalization as of December 31, 1999;

  . our pro forma capitalization, after giving effect to our issuance of 3,745,318 shares of Series D preferred stock in the first quarter of 2000, our issuance of 583,334 shares of Series A preferred stock upon exercise of warrants in January 2000, our expected issuance of 262,266 shares of Series D preferred stock upon exercise of warrants prior to or upon the closing of this offering, and the automatic conversion of all of our then-outstanding shares of preferred stock into 24,568,988 shares of common stock upon the closing of this offering; and

  .  our pro forma as adjusted capitalization, after giving effect to our
     sale of     shares of common stock at an assumed initial public
     offering price of $    per share in this offering, after deducting the
     estimated underwriting discounts and commissions and estimated offering expenses that we expect to pay in connection with this offering, and the authorization of 150,000,000 shares of common stock and 10,000,000 shares of preferred stock upon the closing of this offering.

    This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

                                              As of December 31, 1999
                                         ----------------------------------------
                                                                     Pro Forma
                                          Actual      Pro Forma     As Adjusted
                                         -----------  -----------   -------------
                                                            (unaudited)
                                         (in thousands, except share data)
Cash, cash equivalents and short-term
  investments..........................  $     6,391  $    38,667     $
                                         ===========  ===========     ==========
Capital lease obligations, long-term...  $       355  $       355     $      355
                                         -----------  -----------     ----------
Mandatorily redeemable convertible
  preferred stock, $0.0002 par value
  per share, 20,958,660 shares
  authorized, 19,978,070 shares issued
  and outstanding, actual; 20,958,660
  shares authorized, no shares issued
  and outstanding, pro forma; no shares
  authorized, issued or outstanding,
  pro forma as adjusted................       20,645          --             --
                                         -----------  -----------     ----------
Stockholders' equity (deficit):
 Preferred stock, $0.0002 par value per
   share, no shares authorized, issued
   or outstanding, actual and pro
   forma; 10,000,000 shares authorized,
   no shares issued or outstanding, pro
   forma as adjusted...................          --           --             --
 Common stock, $0.0002 par value per
   share, 40,000,000 shares authorized,
   7,532,692 shares issued and
   outstanding, actual; 40,000,000
   shares authorized, 32,101,680 shares
   issued and outstanding, pro forma;
   150,000,000 shares authorized,
   issued and outstanding, pro forma as
   adjusted............................            2            6
Additional paid-in capital.............        6,269       59,186
Deferred compensation..................       (4,447)      (4,447)        (4,447)
Note receivable from stockholders......          (44)         (44)           (44)
Accumulated deficit....................      (16,670)     (16,670)       (16,670)
                                         -----------  -----------     ----------
  Total stockholders' equity
    (deficit)..........................  $   (14,890) $    38,031     $
                                         ===========  ===========     ==========
   Total capitalization................  $     6,110  $    38,386     $
                                         ===========  ===========     ==========

    This table excludes the following shares:

  . 2,847,972 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.36 per share;

  . 156,630 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.56 per share; and

  . an aggregate of 639,338 shares available for future grant under our 1997 stock plan.

    Subsequent to December 31, 1999, we increased the number of shares of common stock reserved for issuance under our 1997 stock plan by 4,000,000 shares and reserved an aggregate of 9,850,000 shares under our 2000 stock plan, 2000 executive stock incentive plan, 2000 directors' stock option plan and 2000 employee stock purchase plan. See "Management--Stock Plans" and Notes 9 and 11 of Notes to Financial Statements. Subsequent to December 31, 1999, options to purchase 2,098,096 shares of common stock were issued under our 1997 stock plan and our 2000 executive stock incentive plan and warrants to purchase 61,210 shares of Series D preferred stock were issued.

                                    DILUTION

    Our pro forma net tangible book value on December 31, 1999 was $38,031,000 or $1.18 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding. See "Capitalization" for a description of the pro forma number of shares of common stock outstanding as of December 31, 1999. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering. After giving effect to our sale of shares of common stock in this offering and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as of
December 31, 1999 would have been $    or $    per share of common stock. This
represents an immediate increase in net tangible book value of $    per share
to existing stockholders and an immediate dilution of $    per share to new
investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share......................       $
  Pro forma net tangible book value per share before the offering.... $
  Increase attributable to new investors.............................
                                                                      -----
Adjusted pro forma net tangible book value after the offering........
                                                                            ----
Dilution per share to new investors..................................       $
                                                                            ====

    The following table summarizes on a pro forma basis, as of December 31, 1999, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid. The information
presented is based upon an assumed initial public offering price of $    per
share, before deducting estimated underwriting discounts and commissions and estimated offering expenses of this offering.

                                Shares
                              Purchased    Total Consideration
                            -------------- ---------------------   Average Price
                            Number Percent  Amount     Percent       Per Share
                            ------ ------- ---------  ----------   -------------
Existing stockholders.....               %  $                    %     $
New investors.............                                             $
                             ---    -----   ---------  ----------
  Totals..................          100.0%  $               100.0%
                             ===    =====   =========  ==========

    The information presented above with respect to existing stockholders excludes the following:

  . 2,847,972 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.36 per share;

  . 156,630 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $0.56 per share; and

  . an aggregate of 639,338 shares available for future grant under our 1997 stock plan.

    Subsequent to December 31, 1999, we increased the number of shares of common stock reserved for issuance under our 1997 stock plan by 4,000,000 shares and reserved an aggregate of 9,850,000 shares under our 2000 stock plan, 2000 executive stock incentive plan. 2000 directors' stock option plan and 2000 employee stock purchase plan. See "Management--Stock Plans" and Notes 9 and 11 of Notes to Financial Statements. Subsequent to December 31, 1999, options to purchase 2,098,096 shares of common stock were issued under our 1997 stock plan and our 2000 executive stock incentive plan and warrants to purchase 61,210 shares of Series D preferred stock were issued. The issuance of common stock in connection with the exercise of these options and warrants will result in further dilution to new investors.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and the other information included elsewhere in this prospectus. The statements of operations data set forth below for the years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the period from October 4, 1995, our inception, through December 31, 1996 and the balance sheet data as of December 31, 1997 are derived from audited financial statements which are not included in this prospectus. The balance sheet data as of December 31, 1996 has been derived from unaudited financial statements which are not included in this prospectus and which, in management's opinion, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the balance sheet data presented. The historical results are not necessarily indicative of results for any future period. All figures in the table below are in thousands.

                                         Period from
                                          October 4,
                                             1995
                                         (Inception)
                                           through    Year Ended December 31,
                                         December 31, -------------------------
                                             1996      1997    1998      1999
                                         ------------ ------  -------  --------
Statement of Operations Data:
Revenues:
 License fees and support..............     $  --     $   50  $    38  $    759
 Services..............................        --         10       22       405
                                            ------    ------  -------  --------
  Total revenues.......................        --         60       60     1,164
                                            ------    ------  -------  --------
Cost of revenues:
 License fees and support (excludes
   $137 of stock-based compensation in
   1999)...............................        --        --       --        268
 Services (excludes $202 of stock-based
   compensation in 1999)...............        --          6       29     1,208
 Stock-based compensation..............        --        --       --        339
                                            ------    ------  -------  --------
  Total cost of revenues...............        --          6       29     1,815
                                            ------    ------  -------  --------
Gross profit (loss)....................        --         54       31      (651)
                                            ------    ------  -------  --------
Operating expenses:
 Sales and marketing (excludes $563 of
   stock-based compensation in 1999)...         19        26      930     7,119
 Research and development (excludes
   $347 of stock-based compensation in
   1999)...............................          9        92      816     3,552
 General and administrative (excludes
   $301 of stock-based compensation in
   1999)...............................         60       166      575     1,895
 Stock-based compensation..............        --        --       --      1,211
                                            ------    ------  -------  --------
  Total operating expenses.............         88       284    2,321    13,777
                                            ------    ------  -------  --------
Loss from operations...................        (88)     (230)  (2,290)  (14,428)
Interest and other income (expense),
  net..................................        134        (5)      49       188
                                            ------    ------  -------  --------
Net income (loss)......................     $   46    $ (235) $(2,241) $(14,240)
                                            ======    ======  =======  ========
Net income (loss) per share:
 Basic and diluted.....................     $ 0.01    $(0.14) $ (0.75) $  (3.12)
                                            ======    ======  =======  ========
 Weighted average shares...............      3,960     1,730    2,984     4,559
                                            ======    ======  =======  ========
Pro forma net loss per share:
 Basic and diluted net loss per share..                                $  (0.69)
                                                                       ========
 Shares used in computing pro forma
   basic and diluted net loss per
   share...............................                                  20,633
                                                                       ========

                                                    As of December 31,
                                               ------------------------------
                                               1996  1997    1998      1999
                                               ---- ------  -------  --------
                                                      (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
  investments................................. $  5 $1,173  $ 3,192  $  6,391
Working capital...............................   42  1,072    3,031     3,720
Total assets..................................   62  1,218    3,885    10,912
Capital lease obligations, long-term..........  --     --        68       355
Mandatorily redeemable convertible preferred
  stock.......................................  --   1,248    5,714    20,645
Total stockholders' equity (deficit)..........   55   (158)  (2,398)  (14,890)

    The weighted average shares outstanding have been adjusted for the weighted average of shares subject to repurchase of 3,350 in 1997, 4,162 in 1998 and 2,654 in 1999. See Note 1 of Notes to Financial Statements.

    Pro forma basic and diluted net loss per share reflects the conversion of all outstanding mandatorily redeemable convertible preferred stock into common stock upon completion of this offering. See Note 1 of Notes to Financial Statements.

    During the period from October 4, 1995, our inception, though December 31, 1995, we recognized no revenues and both our loss from operations and our net loss were insignificant. Based on the immateriality of these amounts, results of 1995 operations are included in the period from October 4, 1995, our inception, through December 31, 1996, as presented in the Statement of Operations. Balance sheet information at December 31, 1995 was insignificant.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our financial statements and the related notes and the other information included elsewhere in this prospectus. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. These forward looking statements are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward looking statements. For a more detailed discussion of these and other business risks, see "Risk Factors."

Overview

    We are a leading provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. Our solutions address the unique challenges faced by companies looking to initiate or expand their eCommerce initiatives in the technologically complex and rapidly changing Internet business climate. We provide companies doing business online with a comprehensive eCommerce solution featuring sophisticated negotiated eCommerce capabilities designed to help them increase revenues and market share, improve business operations efficiency, and engage and retain customers. In addition, our solution is rapidly deployable, easily integrated into existing business processes, customizable and built on a scalable and robust architecture.

    Moai was founded in 1995 to develop and implement negotiated eCommerce software applications. In 1996 and 1997 we engaged in development of our software architecture. In more recent years, our activities have primarily consisted of product development, building customer and partner relationships and establishing the infrastructure and resources required to run our business effectively. We began licensing early versions of our software to customers in 1997 from which we realized minimal revenues in 1997 and 1998. In 1999, our revenues increased as we released a new version of our LiveExchange software with improved features and functionality, significantly grew our existing customer base, and expanded our services offerings.

    Our business model is designed to meet the needs of the negotiated eCommerce market by offering flexible multi-year software licenses and support and a range of value-added services. We expect our software licenses to provide us with both recurring, subscription-based revenues and scalable fees. Scalable fees are based on the number of web sites deployed and either a percentage of our customers' transaction-based revenues or the number of transactions enabled by our software. Our flexible pricing policy gives customers the option of selecting which type of scalable fees they prefer to pay. We offer our customers a lower basic subscription rate in exchange for scalable fees based on both the number of web sites deployed and a percentage of transaction-based revenues. However, these scalable fee licenses were only recently introduced and have been selected by a limited number of customers to date. In the future, we expect these scalable fees to provide us with additional revenues, while providing our customers with a cost-effective entry into the market and the predictability of a success-based cost model. The license and support agreement entitles the customer to a license to our software, telephone support, bug fixes and upgrades. We do not sell basic maintenance separately. Our range of value-added services includes consulting, training and hosting.

    We recognize the fixed annual fee related to our licenses and support ratably over the term of the license agreement from the date of delivery of the software provided there is a signed contract, the fee is fixed and determinable and collection is probable. Our costs directly related to a license agreement, including third-party royalties and sales commissions, are deferred until delivery and then charged to cost of revenues and sales and marketing expense ratably over the term of the license agreement. We recognize a portion of the scalable fees upon receipt based on the ratio of the elapsed portion of the term of the license agreement to the total term of the agreement. The remainder of the scalable fee is recognized ratably over the remaining term of the license agreement. Scalable fees have not been significant to date.

    When a license agreement includes a specified upgrade, all of the license fees are deferred until the upgrade is delivered. A portion of each fee is recognized upon delivery of the upgrade based on the ratio of the elapsed portion of the term of the licensing agreement to the total term of the agreement. The remainder of each license fee is recognized ratably over the remaining term of the license agreement.

    Revenues for hosting are recognized ratably over the life of the contract. Revenues and related costs for consulting or training are recognized when the related services are completed. When our license agreements also include consulting, training or hosting services, the total fee is allocated to the license agreement and each service element based on the price for which the license agreement and services are sold separately. The fees allocated to each element are recognized as revenue as described above except for the following:

  . services revenues and related cost for significant customization, which are deferred until the services are completed and then recognized ratably over the term of the related license, and

  . services rendered in connection with scalable fees, which are recognized on the same basis as the scalable fees described above.

    We have historically sold our product directly to our customers and we expect to augment our sales efforts through indirect channels in future periods. Two customers comprised 100% of revenues in 1997 and two customers comprised 73% of revenues in 1998. One customer, Logicare, comprised 11% of revenues in 1999. We do not expect significant concentration of our customers in the future as our customer base continues to grow.

    Since inception, and most notably in 1999, we have made substantial investments in our services, sales and marketing and research and development organizations to build the infrastructure necessary to support our long-term growth strategy. The number of our full-time employees increased from 26 as of December 31, 1998 to 96 as of December 31, 1999. Primarily as a result of investments in our infrastructure, we incurred operating losses in each quarter since inception and, as of December 31, 1999, we had an accumulated deficit of $16.7 million. We anticipate that our operating expenses will increase substantially as we continue to expand our services, sales and marketing and research and development organizations. Accordingly, we expect to incur net losses for the foreseeable future.

    We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicative of future performance. Our business must be considered in light of the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving businesses such as ours. We cannot assure you that we will be successful in addressing these risks and difficulties. In addition, although we have experienced revenue growth recently, this trend may not continue and we may not achieve or maintain profitability in the future. It is very possible that in some future periods, our operating results may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of our common stock.

Results of Operations

Years Ended December 31, 1997, 1998 and 1999

    Revenues. Total revenues were $60,000 in both 1997 and 1998 and $1.2 million in 1999.

    License fees and support revenues consist of fees for licensing, scalable fees and fees for support of our LiveExchange software. These revenues were $50,000 in 1997, $38,000 in 1998 and $759,000 in 1999, representing a decrease of $12,000 from 1997 to 1998 and an increase of $721,000 from 1998 to 1999. The growth in our revenues from license fees and support revenues in 1999 resulted primarily from an increase in the number of customers, driven by our increased sales and marketing efforts, our release of LiveExchange 3.0 in the fourth quarter of 1999 and increasing market acceptance of negotiated eCommerce software solutions.

    Services revenues consist of fees for consulting, training and hosting. Our services revenues were $10,000 in 1997, $22,000 in 1998 and $405,000 in 1999.
The growth in our services revenues from 1998 to 1999 resulted primarily from implementation projects for both new and existing customers as well as revenues from new services offerings such as hosting and training. Services revenues as a percentage of total revenues increased from 16.7% in 1997 to 34.8% in 1999 as we expanded our services organization, but we do not expect services revenues to continue to increase significantly as a percentage of total revenues in the future.

    Cost of revenues. Our cost of license fees and support revenues primarily consists of compensation, consultant fees and overhead costs incurred to provide support. Beginning in 1999, it also includes royalties we pay to a third party to license software that we have integrated as a component of Live Exchange. We generally pay third-party royalties based on a percentage of our revenues. Our cost of services revenues is comprised primarily of compensation and third-party subcontractor and overhead costs incurred to provide consulting, training and hosting services. Total cost of revenues was $6,000 in 1997, $29,000 in 1998 and $1.8 million in 1999. Our cost of services revenues increased significantly in 1999 compared to 1998 primarily as a result of increased hiring of services personnel throughout the year as we expanded the scope of the services portion of our business. Related revenues from this activity were not significant until the fourth quarter of 1999, resulting in negative margins. We expect that our cost of license fees and support revenues will continue to increase as related revenues increase. We expect that our cost of services revenues will continue to increase in absolute terms as we expand our services organization to meet anticipated customer demand, but decrease as a percentage of total revenues.

    Sales and marketing. Our sales and marketing expenses are comprised primarily of compensation and related expenses for our sales and marketing personnel and marketing expenses, primarily advertising, promotions and public relations. Our sales and marketing expenses were $26,000 in 1997, $930,000 in 1998 and $7.1 million in 1999. The increase in these expenses in 1998 compared to 1997 was primarily attributable to compensation, travel and recruiting costs as we began to build our sales and marketing infrastructure and to the start of various marketing activities. These same activities continued through 1999 but at an accelerated pace, contributing to the $6.2 million increase from 1998 to 1999. Marketing expenses increased sharply toward the latter half of 1999 as we initiated an advertising campaign in the third quarter of 1999. We expect sales and marketing expenses to continue to increase as we expand our sales, marketing and business development efforts and we broaden our presence both domestically and internationally.

    Research and development. Our research and development expenses include costs associated with the development, enhancement and quality assurance of our products. These costs are comprised primarily of compensation and related expenses and the cost of consulting resources that supplement our internal development team. Research and development expenses were $92,000 in 1997, $816,000 in 1998 and $3.6 million in 1999. Our research and development expenses grew from 1997 to 1999 primarily due to the addition of engineering personnel, both on a regular and contract basis, required to support our expanded development efforts. We anticipate that we will continue to devote substantial resources to research and development and that these expenses will continue to increase.

    General and administrative. Our general and administrative expenses are comprised primarily of salaries and benefits for our executive, finance and administrative personnel, general recruiting costs and professional fees such as legal and accounting fees. Our general and administrative expenses were $166,000 in 1997, $575,000 in 1998 and $1.9 million in 1999. General and administrative expenses increased from 1997 to 1999 primarily due to increased hiring of general and administrative personnel, higher outside contractor expenses associated with recruiting efforts and increased professional fees. We believe that our general and administrative expenses will continue to increase as a result of our growing operations and the additional expenses associated with operating as a public company.

    Stock-based compensation. Stock-based compensation includes the amortization of deferred stock-based compensation. Deferred stock-based compensation is amortized over a four-year vesting period using a multiple option approach. In connection with the grant of some employee stock options, we recorded aggregate deferred stock compensation of $6.1 million in 1999. Stock-based compensation expense totaled $1.6 million in 1999. We expect to record stock-based compensation expenses related to stock options granted through 1999 of approximately $876,000 in the first quarter of 2000, $676,000 in the second quarter of 2000, $552,000 in the third quarter of 2000 and $460,000 in the fourth quarter of 2000. However, stock-based compensation expense will be reduced for future periods to the extent that options are terminated prior to full vesting.

    From January 1, 2000 through April 11, 2000, we granted stock options to purchase an aggregate of 2,098,096 shares of common stock at a weighted-average exercise price of $5.92 per share. In connection with the grant of these stock options, we recognized deferred stock-based compensation totaling $12,605,000 million, which will be amortized over the four year vesting period of the stock options.

    From January 1, 2000 through April 11, 2000, we granted warrants to purchase 323,476 shares of Series D preferred stock. The warrants were recorded at the difference between the fair value of the Series D preferred stock, determined using the mid-point of the price range of the common stock offered under this prospectus, and the exercise price of the warrants. This amount will be amortized to the appropriate financial statement category over the service period.

    Interest and other income (expense), net. Interest and other income (expense), net consists of interest income generated from our cash, cash equivalents and short-term investments, interest expense incurred in connection with outstanding borrowings under our capital lease obligations and other non-operating income and expenses. Interest and other income (expense), net was $(5,000) in 1997, $49,000 in 1998 and $188,000 in 1999. The increase in interest and other income (expense), net from 1997 to 1999 was primarily due to increases in interest income on higher average cash balances.

    Provision for income taxes. We have incurred operating losses for all periods since our inception. Our deferred tax assets primarily consist of net operating loss carryforwards, nondeductible allowances and other accruals. We have recorded a valuation allowance for the full amount of our net deferred tax assets, because the future realization of the tax benefit is not considered by management to be more-likely-than-not.

    We had net operating loss carryforwards for federal and state tax purposes of approximately $2.4 million as of December 31, 1998 and $13.3 million as of December 31, 1999. These federal and state tax loss carryforwards are available to reduce future taxable income. The federal tax loss carryforwards expire beginning in 2010 and the state tax loss carryforwards expire beginning in 2001. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be used in the future to offset taxable income.

Quarterly Results of Operations

    The following tables set forth certain unaudited statements of operations data for each of the four quarters in the year ended December 31, 1999, as well as such data expressed as a percentage of our net revenues for the quarters presented. This information has been derived from our unaudited financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results for any future period.

                                                    Three Months Ended
                                             -----------------------------------
                                             Mar 31,  June 30,  Sep 30,  Dec 31,
                                              1999      1999     1999     1999
                                             -------  --------  -------  -------
                                                      (in thousands)
Statement of Operations Data:
Revenues:
 License fees and support..................  $   105  $    87   $   167  $   400
 Services..................................        4       12        71      318
                                             -------  -------   -------  -------
  Total revenues...........................      109       99       238      718
                                             -------  -------   -------  -------
Cost of revenues:
 License fees and support (excludes stock-
   based compensation as per table below)..       10       16        42      200
 Services (excludes stock-based
   compensation as per table below)........       99      151       273      685
 Stock-based compensation..................       17       27        48      247
                                             -------  -------   -------  -------
  Total cost of revenues...................      126      194       363    1,132
                                             -------  -------   -------  -------
Gross loss.................................      (17)     (95)     (125)    (414)
Operating expenses:
 Sales and marketing (excludes stock-based
   compensation as per table below)........      596    1,057     1,991    3,475
 Research and development (excludes stock-
   based compensation as per table below)..      431      627       762    1,732
 General and administrative (excludes
   stock-based compensation as per table
   below)..................................      152      242       527      974
 Stock-based compensation..................       53      196       293      669
                                             -------  -------   -------  -------
  Total operating expenses.................    1,232    2,122     3,573    6,850
                                             -------  -------   -------  -------
Loss from operations.......................   (1,249)  (2,217)   (3,698)  (7,264)
Interest and other income (expenses), net..       34       11       119       24
                                             -------  -------   -------  -------
Net loss...................................  $(1,215) $(2,206)  $(3,579) $(7,240)
                                             =======  =======   =======  =======

    The following table sets forth the stock-based compensation expense excluded from the quarterly results of operations data above for each line and period indicated:

                                                    Three Months Ended
                                             -----------------------------------
                                             Mar 31,  June 30,  Sep 30,  Dec 31,
                                              1999      1999     1999     1999
                                             -------  --------  -------  -------
                                                      (in thousands)
Cost of license fees and support revenues..  $   --   $   --    $   --   $   137
Cost of services revenues..................       17       27        48      110
Sales and marketing........................       30      100       167      266
Research and development...................       20       60        65      202
General and administrative.................        3       36        61      201

Factors Affecting Results of Operations

    We have a limited operating history, which makes it difficult to predict future operating results. We intend to continue to invest heavily in our sales and marketing, development and services organizations, and expect to incur net losses in the future. Our operating expenses are based on anticipated revenue trends. A delay in the recognition of revenues from license or services transactions could cause large variations in operating results from quarter-to-quarter. While a large portion of our license revenues each quarter is recognized from deferred revenues, our quarterly performance will also depend upon entering into new contracts to generate revenues for both current and future quarters. We expect to continue to experience fluctuations in our future quarterly and annual results of operations due to a variety of factors, many of which are outside our control, including:

  . changes in demand for our products and services from new or existing customers;

  . actions taken by our competitors, including new product introductions and enhancements;

  . our ability to develop, introduce and market new products and enhancements to our existing products on a timely basis;

  .  changes in our pricing policies or those of our competitors;

  . our ability to expand our sales and marketing operations, including hiring additional sales personnel;

  .  size and timing of sales of our products and services;

  . deferrals of customer orders in anticipation of product enhancements or new products;

  .  changes in quota-based compensation policies for our sales personnel;

  .  our ability to control costs; and

  .  customer budget cycles and changes in these budget cycles.

Liquidity and Capital Resources

    From inception through December 31, 1999, we financed our operations primarily through private sales of common and preferred stock with net proceeds totaling $20.6 million. At December 31, 1999, our principal source of liquidity was $6.4 million of cash and cash equivalents and short-term investments.

    Net cash used for operating activities was $85,000 in 1997, $2.1 million in 1998 and $10.4 million in 1999, primarily resulting in all periods from our net operating losses. Net cash used for investing activities was $17,000 in 1997, $1.5 million in 1998 and $1.3 million in 1999. Investing activities were primarily comprised of purchases of property and equipment. Net cash provided by financing activities was $1.3 million in 1997, $4.4 million in 1998 and $14.8 million in 1999, primarily generated from the issuance of preferred stock. We have issued preferred stock in the following amounts:

  . In December 1997, we sold 5,833,332 shares of Series A preferred stock for an aggregate purchase price of $1.75 million, or $0.30 per share.

  . In August 1998, we sold 6,250,000 shares of Series B preferred stock for an aggregate purchase price of $4.0 million, or $0.64 per share.

  . In July, 1999 we sold 7,894,738 shares of Series C preferred stock for an aggregate purchase price of $15.0 million, or $1.90 per share.

  . In the first quarter of 2000, we sold 3,745,318 shares of Series D preferred stock for an aggregate purchase price of $30.0 million, or $8.01 per share.

    As of December 31, 1999, we had two lines of credit with a bank for borrowings up to an aggregate of $1.5 million. No borrowings were outstanding at December 31, 1999. Borrowings under one of the lines of credit are limited to 80% of eligible accounts receivable. Both lines bear interest at the lending bank's prime rate plus 0.50% and are collateralized by our assets. Under the terms of the line of credit agreement, we are not permitted to pay any dividends on our capital stock.

    Payments under our non-cancelable operating lease agreements for facilities and other equipment expire on various dates through 2010, resulting in aggregate lease expenses ranging from $77,000 to $2,111,000 per year. We finance a portion of our property and equipment purchases, which primarily consist of purchases of computer hardware and software for our increasing employee base, hardware used to provide hosting services and our internal management information systems. We anticipate capital expenditures to continue to increase significantly in 2000 for the items above as well as for increased leasehold improvements as we continue to expand our facilities to accommodate expected growth.

    These increased expenditures, along with the potential rate of expansion of our operations and any potential strategic investments or acquisitions we may make will affect future capital requirements. We believe that the net proceeds from this offering, together with existing cash balances, anticipated cash flows from operations and anticipated borrowings should be sufficient to meet our capital requirements for at least the next twelve months. However, we cannot assure you that we will be successful in generating anticipated levels of cash from operations or borrowings. If adequate funds are not available or are not available on acceptable terms, we may seek to sell additional equity or debt securities or secure bank financing earlier than planned, or be required to sell assets or scale down our operations and expansion plans, any of which could have a material adverse effect on our business, results of operations and financial condition.

Recently Issued Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board, or FASB, issued statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 established accounting and reporting standards for derivative instruments, including derivative instruments in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivatives Instruments and Hedging Activities--Deferral of Effective Date of FASB Statement No. 133. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. We do not currently, nor do we intend in the future, to use derivative instruments. We are evaluating the impact that the adoption of SFAS No. 133 will have on our financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, 101, Revenue Recognition in Financial Statements. SAB 101 provides guidance on the recognition, presentation, and disclosure of revenues in financial statements filed with the Securities and Exchange Commission and is effective in the second quarter of 2000. We comply with SAB 101.

Quantitative and Qualitative Disclosures About Market Risk

    As of December 31, 1999, we had cash and cash equivalents and short-term investments of approximately $6.4 million. These investments are subject to interest rate risk and will decrease in relative value if market interest rates increase; however, due to the short-term nature of our investments, we believe that we face no material interest rate exposure. We currently have limited international sales. As a result, we currently have limited exposure to risk from foreign currency exchange fluctuations. Our foreign currency exchange risk may increase in the future as our international operations increase.

                                    BUSINESS

Overview

    We are a leading provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. Negotiated eCommerce involves the buying and selling of goods and services online through flexible transaction models that change over time based on multiple terms such as price, condition of goods, warranty and shipping costs. Our solutions address the unique challenges faced by companies looking to initiate or expand their eCommerce initiatives in the technologically complex and rapidly changing Internet business climate. We provide companies doing business online with a comprehensive eCommerce solution featuring sophisticated negotiated eCommerce capabilities designed to help them increase revenues and market share, improve business operations efficiency, and engage and retain customers. In addition, our solution is rapidly deployable, easily integrated into existing business processes, customizable and built on a scalable and robust architecture.

Industry Background

    The Internet's emergence as a highly efficient medium through which companies can interact and transact commerce, often referred to as business-to-business eCommerce, has fundamentally changed the way that many companies conduct business with each other. Forrester Research, an independent research firm, estimates that online business-to-business transactions will grow from $406.2 billion in 2000 to $2.7 trillion by 2004. By overcoming geographic constraints and enabling the dissemination of information about products and services, the Internet is creating new business opportunities and challenges. To compete in this rapidly-evolving market, many businesses today face the strategic imperative of embracing eCommerce initiatives. With so many new entrants, eCommerce is rapidly evolving from its early days of online catalogs and simple storefronts. New and more sophisticated forms of business-to-business eCommerce are emerging and are prompting companies to seek competitive advantage and to expand their business opportunities by offering differentiated and unique online services. In particular, many companies today are supplementing their traditional operations with online auctions, online procurement and, increasingly, eMarketplaces.

    Online auctions. Online auctions allow sellers to obtain demand-driven pricing in eCommerce transactions. This typically involves a standard auction format where multiple buyers submit bids to purchase an item offered by a single seller. The price increases with each subsequent bid and the auction winner is decided when the seller accepts the best bid. As online auctions evolve and market participants become more focused on negotiating terms in addition to price, such as warranties, quality or delivery schedule, enhanced online auction functionality becomes increasingly important. Forrester Research projects that Internet-based auction transactions will grow from $8.7 billion in 1998 to over $52.6 billion by 2002.

    Online procurement. Online procurement allows a single buyer to interact with multiple sellers during a single transaction to achieve the most favorable terms. This typically involves a buyer who makes a request to buy a particular item online with multiple sellers offering to sell the item in a reverse auction format. In a reverse auction format, the price declines with each subsequent offer and the auction winner is decided when the buyer ultimately accepts the offer with the lowest price and/or the best other terms. International Data Corporation, an independent research firm, estimates that the market for online procurement applications will grow from $147 million in 1998 to $5.4 billion in 2003.

    eMarketplaces. eMarketplaces allow multiple sellers and buyers to transact business at a comprehensive trading hub designed to efficiently manage transactions and services among buyers and sellers. These marketplaces typically involve communities of buyers and sellers who negotiate and trade online based on a bid and ask format, similar to a stock exchange. Forrester Research projects that $1.4 trillion will be transacted through eMarketplaces in 2004, representing 53% of all online business.

    At the core of each of these three forms of eCommerce is the ability to conduct online negotiations, or negotiated eCommerce. Negotiated eCommerce addresses market inefficiencies by leveraging interactive bidding to enable flexible market-driven pricing, creating communities of motivated buyers and sellers, aggregating market activity and personalizing transaction mechanisms to facilitate individual buying behavior. The emergence of online auctions was the first manifestation of negotiated eCommerce. Auction and reverse auction applications include selling excess inventory, enabling online procurement and allocating scarce goods and services. Over time, negotiated eCommerce has evolved to include eMarketplaces. By conducting transactions in real time and connecting buyers and sellers from highly disparate locations, enterprises can significantly improve their efficiency and streamline business operations.

    When a business decides to add negotiated eCommerce functionality to its web site, it requires a software solution that will meet the full spectrum of its needs, both today and in the future. Generally, companies either develop solutions in-house or purchase solutions from third-party providers. In-house solutions divert technical resources, are frequently difficult to develop and implement and may be inflexible in accommodating the rapidly changing demands of negotiated eCommerce. Solutions offered by third-party providers are often not comprehensive enough to perform and manage multiple processes, such as procurement, retail distribution and liquidation of excess inventory, across a single integrated platform.

    To take advantage of the business-to-business eCommerce opportunity and address the challenges posed by doing business online, companies need a comprehensive eCommerce solution featuring sophisticated negotiated eCommerce capabilities that will help them increase revenues and market share, improve business operations efficiency and engage and retain customers. In particular, companies need a solution that is rapidly deployable, easily integrated into existing business processes, customizable and built on a scalable and robust architecture.

The Moai Solution

    We are a leading provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. Our solutions address the unique challenges faced by companies looking to initiate or expand their eCommerce initiatives in the technologically complex and rapidly changing Internet business climate. Specifically, our solutions enable businesses to:

    Rapidly deploy online auction sites, online procurement sites and eMarketplaces, and easily integrate them with existing solutions. Our products enable net market makers and other purely Internet-based businesses, commonly referred to as dot-com companies, and more traditional manufacturers, distributors, retailers and service providers, commonly referred to as bricks-and-mortar companies, to rapidly deploy negotiated eCommerce solutions in a business environment where time-to-market is crucial for success. Our services and industry expertise and our products' open, extensible architecture and application programming interfaces enable our customers not only to acquire a software-based solution, but also to easily integrate it with existing applications, customize it as required, establish best-practices based operations and, if desired, outsource the operational aspects on a hosted basis.

    Utilize a comprehensive solution that incorporates broad business services. We have developed an extensive network of value-added service providers to broaden the capabilities of our solutions. Through these relationships, we offer integrated payment systems, shipping and logistics, order management and other value-added capabilities. We have also developed strong relationships with systems integrators, consulting companies and other experts who assist our customers in designing, implementing and deploying value-added services.

    Create large, global trading communities. Our LiveExchange product suite is based upon a robust and scalable architecture. As a result, our solution can accommodate significant volumes of traffic and allow eCommerce companies to interact with large numbers of buyers and sellers across the Internet. In addition, our solutions support multiple, simultaneous negotiated eCommerce transactions.

    Increase revenues and market share. Our products provide our customers the opportunity to increase revenues by achieving efficient interactions with their suppliers, buyers and trading partners. Our solutions are designed to enable customers to:

  .  obtain market-driven pricing;

  .  increase effective selling prices;

  .  achieve faster product turnover;

  .  eliminate intermediaries such as brokers and liquidators;

  .  create opportunities for cross-selling non-discounted items; and

  .  generate higher yields on surplus merchandise.

We believe our products will enable customers to access a larger and more diverse group of buyers, increase the number of motivated buyers bidding on their products, reach market participants in new geographic areas and penetrate new market segments through alternate uses of their products. We believe these revenue channels can drive our customers' growth, enhancing their competitive position and extending their market share.

    Reduce business costs and improve efficiency. We believe that with the efficiencies gained using our negotiated eCommerce solutions, enterprises can significantly reduce operating expenses associated with sales and procurement. Our solutions are designed to enable customers to:

  .  improve margins on products sold;

  .  reduce inventory management and holding costs;

  . eliminate the need to set a fixed price and continuously update catalogs;

  .  automate selling and ordering processes; and

  .  reduce the costs of finding buyers and exchanging price catalogs.

In addition, our solutions for procurement are designed to enable customers to improve supply chain management, increase competition, access new suppliers, expand geographic reach and identify better offers, automate the request-for-proposal, or RFP, and request-for-quote, or RFQ, processes and increase buyer productivity. Whether using our solutions for online auctions, online procurement or eMarketplaces, we believe customers can gather better information about the marketplace and more efficiently streamline their business processes.

    Engage and retain their customers. In addition to providing a fully-functional negotiated eCommerce environment, our solutions can accommodate a high degree of customization to fit our customers' specific business needs. Our solutions enable the collection of data on market participants, thereby enabling our customers to offer their end-users unique, personalized and interactive experiences in order to promote a strong sense of loyalty.

Strategy

    Our objective is to be the premier provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. Key elements of our strategy include:

    Expanding and leveraging our diverse and fast growing customer base. Our existing customers include dot-com companies, including net market makers, and more traditional bricks-and-mortar companies. Our customers operate in a diverse range of vertical markets, including computer and high tech, transportation and logistics, wholesale distribution and manufacturing. We expect continued growth in our customer base as the eCommerce market continues to expand, as negotiated eCommerce gains further widespread acceptance and as we expand our geographic coverage and focus. In addition, we believe that as our customers use our solutions across their networks with their suppliers, buyers and other trading partners, numerous other eCommerce participants will become aware of our products and features. We intend to leverage this increased visibility across our targeted markets in order to drive increased sales, which, in turn, should further accelerate this network effect.

    Expanding and leveraging our base of strategic relationships. We have already established a diverse network of relationships with leading systems integrators, vertical solution providers, value-added service providers and application service providers. We intend to further increase our number of strategic relationships. Our strategic relationships improve our technical capabilities and expose us to potential customers. By leveraging these capabilities and interactions, we intend to improve and diversify our product offerings, increase our global reach and strengthen our technical base.

    Extending our technological leadership. Our current products provide comprehensive, negotiated eCommerce solutions. As the business-to-business eCommerce market has evolved, we have added features to increase the range of functions and ease-of-use of our solutions. We intend to extend our leadership by providing additional features to the LiveExchange suite such as more sophisticated negotiated sale, procurement and exchange technologies and by integrating additional value-added services.

    Expanding our international presence. We currently have a number of customers in countries such as Singapore, Australia and the United Kingdom. In addition, many of our U.S. customers have international operations which may also adopt our solution. We intend to further penetrate international markets through aggressive expansion of our field sales, marketing and services organizations and by leveraging our existing and future strategic relationships.

Products and Services

    Our LiveExchange product suite is a customer-focused, comprehensive solution which enables businesses to benefit from the advantages of negotiated eCommerce. Our product suite has two configurations which support online auctions, online procurement and eMarketplaces: LiveExchange Enterprise and LiveExchange Marketplace. We offer these solutions directly through our sales force and indirectly through our relationships with application service providers, vertical solution providers and resellers. We also offer our customers a range of services that enable them to rapidly integrate and deploy our products.

    LiveExchange Enterprise enables commerce between one primary party and many participants. Its uses include procurement-focused reverse auctions, sell-side excess inventory auctions, allocation auctions, liquidation auctions and retail auctions.

               Features                               Benefits
-------------------------------------------------------------------------------
  Competitive-bidding pricing model  Enables buyers and sellers to optimize
  with a wide variety of             market-driven pricing by selecting the
  customizable auction formats       most appropriate auction format, allowing
                                     the determination of winning bidders based
                                     on the most relevant terms
-------------------------------------------------------------------------------

  Internet-based negotiated          Online exchange of information in real-
  eCommerce platform                 time among a broad range of participants

-------------------------------------------------------------------------------
  Solutions integrate with existing  Allows the automated exchange of
  enterprise resource planning and   information among existing systems thereby
  other systems                      eliminating the need to re-enter data
-------------------------------------------------------------------------------

  Automation of procurement process  More efficient RFP and RFQ selection process through the elimination of manual document exchange and data comparison

-------------------------------------------------------------------------------
  Scalable architecture, including   Helps optimize system performance during
  intelligent caching                high-volume bid activity

-------------------------------------------------------------------------------
  Customizable web site templates    Allows control over web site branding,
                                     navigation, category hierarchies and end-
                                     user experience

-------------------------------------------------------------------------------
  Real-time notification system      Increases buyer/seller activity by
                                     providing a more responsive environment
                                     with rapid market activity feedback

-------------------------------------------------------------------------------
  Internationalization               Currency conversion and product
                                     information in multiple languages opens
                                     the market to global participants

-------------------------------------------------------------------------------
  Industry standard security         Helps ensure that all transactions and
                                     systems administration transmissions are
                                     secure

-------------------------------------------------------------------------------
  End-user access restrictions       Permits control over which participants
                                     can view and participate in specific
                                     auctions

-------------------------------------------------------------------------------
  Customer profiling                 Enables the aggregation of customer
                                     information for more effective data mining
                                     and direct marketing

    LiveExchange Marketplace enables commerce among groups of buyers and groups of sellers in an eMarketplace. These exchanges can use any of LiveExchange Marketplace's pre-defined transaction models as well as customized transaction models and structured negotiation features.

           Features                               Benefits
------------------------------------------------------------------------------
  Structured negotiation     Multi-parameter, multi-stage negotiations and
  capabilities               online discussions among buyers and sellers
                             provide a greater degree of flexibility,
                             interaction and control for both buyers and
                             sellers

------------------------------------------------------------------------------
  Buyer and seller ratings   Provides information regarding market
                             participants, enabling the rating of participants
                             and the evaluation of their credibility

------------------------------------------------------------------------------
  Scalable architecture,     Helps optimize system performance during high-
  including intelligent      volume bid activity
  caching
------------------------------------------------------------------------------

  Customizable web site      Allows control over web site branding,
  templates                  navigation, category hierarchies and end-user
                             experience

------------------------------------------------------------------------------
  Real-time notification     Increases buyer/seller activity by providing a
  system                     more responsive environment with rapid market
                             activity feedback

------------------------------------------------------------------------------
  Internationalization       Currency conversion and product information in
                             multiple languages opens the market to global
                             participants

------------------------------------------------------------------------------
  Industry standard security Helps ensure that all transactions and systems administration transmissions are secure

------------------------------------------------------------------------------
  End-user access            Permits control over which participants can view
  restrictions               and participate in specific transactions

------------------------------------------------------------------------------
  Customer profiling         Enables the aggregation of end-user information
                             for more effective data mining and direct
                             marketing

    In addition to our software-based offerings, we offer our customers a range of services and support that add significant value to our total solution. These include:

  . consulting which enables customers to leverage our industry knowledge and domain expertise to implement online auction, online procurement and eMarketplace solutions;

  . training which enables customers to successfully deploy, manage and maintain our LiveExchange products;

  . hosting services which permit customers to outsource the operational aspects of our negotiated eCommerce solutions, including information technology functions, administration and other activities;

  . various levels of technical support, including 24 hours per day, seven days per week availability; and

  . customization of the Moai solution, including application enhancements, design of the web site's look and feel, and integration with existing systems and infrastructure.

Customers

    We target two primary customer types:

  . Dot-com companies building eCommerce driven marketplaces. These companies seek to disintermediate existing supply chains, create online eMarketplaces and establish other Internet-based business models. Our LiveExchange solution enables these companies to auction or procure goods and services for others, hold public or private auctions and allow their end-users to enter their own inventory items in an eMarketplace. Dot-com companies actively market these opportunities and are frequently driven by time-to-market considerations.

  . Bricks-and-mortar companies, including established manufacturers, distributors, retailers and service providers. These companies are frequently looking to expand or enhance their current business by utilizing online auctions to buy and sell products and services. By integrating our LiveExchange solution into existing business strategies, bricks-and-mortar companies can reduce costs, increase revenues and improve overall operating efficiency. These companies also increasingly seek to incorporate eMarketplaces into their existing business models.

    Our customers operate in a wide range of vertical markets, including computer and high tech, transportation and logistics, wholesale distribution and manufacturing. While our primary focus is on customers in the business-to-business market, we also have customers in the business-to-consumer and consumer-to-consumer markets.

    In the period from January 1, 1999 through February 29, 2000, we sold licenses to 89 new customers. Less than half of our customers have fully implemented our products. A representative customer list is as follows:

   AMO Inc. ("EC.net")                      Hewlett-Packard Company
   Bid Buy Build                            IPNetwork.com
   BigEquip.com                             I-Work Networks ("e7th.com")
                                            Machine Trade Hub
   ContractorsEResource                       ("Equipp.com/Toughstuff")
   CQ, Inc. ("Cool Question")               Neoforma.com
   Eastman Chemical Co.                     PrintBid.com
   eQuotation ("CleanOffer.com")            Retek ("Retail.com")
   Finning International                    Tradepac.com ("Rebound.com")
   GoCargo.com                              WineBid.com

    The following case studies illustrate how selected customers have used our products to address their eCommerce needs. These case studies are based on information supplied by these customers.

    BigEquip.com. BigEquip.com's goal is to transform the used construction equipment industry by building a business-to-business Internet exchange for buyers and sellers. Existing auction practices in that industry have numerous limitations including the high cost and time required to transport heavy equipment to a traditional auction and a limited number of participants due to geographic barriers. Building an Internet-based equipment exchange removes this friction from the marketplace. To construct its exchange, BigEquip.com chose Moai's LiveExchange Marketplace. BigEquip.com needed a true cross-platform solution allowing it to build its exchange using Microsoft NT and a Microsoft SQL database, and also providing a migration path to an Oracle database if needed. Additionally, BigEquip.com required a very open solution that allowed customization of functionality, such as product searching, site advertisements, inspection reports, maintenance records and multiple photos on the product information pages. After reviewing the alternatives, BigEquip.com concluded that Moai's LiveExchange Marketplace was the only solution that allowed BigEquip.com to develop its trading community with all of the essential features that its customers need to conduct business.

    Eastman Chemical Company. As a leading international chemical company that produces more than 400 chemicals, fibers and plastics, Eastman Chemical Company needed an efficient and secure eCommerce solution to manage inventory for wide-spec polymers. Eastman selected Moai's LiveExchange Enterprise software to implement weekly online auctions, thereby quickly reducing inventory, accessing a wider market and maintaining margins. Auction participants are also expected to realize benefits, including access to real-time information on competitive activity, so bids can be adjusted to reflect true market pricing, and the ability to continuously track information without interruption. Eastman readily configured LiveExchange Enterprise to meet the precise needs of the chemical industry so all parties could negotiate efficiently. Plans are underway to integrate existing back-end business systems with LiveExchange Enterprise and to implement reverse auction capability for raw material procurement.

    Neoforma.com. Neoforma.com is a leading provider of business-to-business eCommerce services in the highly fragmented medical equipment and supplies market. Meeting the needs of the medical community requires a sophisticated and flexible technology for buyers and sellers to list, sell and buy needed medical products easily and efficiently. Neoforma.com chose Moai's LiveExchange Marketplace to drive its AuctionOnline exchange, an eMarketplace for idle assets. LiveExchange Marketplace augmented Neoforma.com's other services by allowing Neoforma.com to build a specialized marketplace where buyers and sellers could come together to trade used, refurbished and surplus medical products. LiveExchange Marketplace has provided Neoforma.com's users with increased visibility and better access to necessary medical equipment, while enhancing Neoforma.com's overall offering. Furthermore, the flexibility of the underlying technology upon which LiveExchange Marketplace is built allowed Neoforma.com to customize and deploy AuctionOnline in a tight timeframe.

    GoCargo.com. GoCargo.com is the world's first online exchange bringing together buyers and sellers of international container shipments. GoCargo.com needed a solution that provided critical functionality and allowed for rapid implementation. GoCargo.com chose Moai's LiveExchange Marketplace because it offered these features. Using reverse auction capabilities with manual selection of winning bids, shippers (importers and exporters) post requests for quotes, and shipping service providers (carriers) competitively bid to transport the cargo. In this format, LiveExchange Marketplace allows shippers to optimize their rates, while carriers and intermediaries can bid for shipments that best match their services based on commodity, trade route or volume. Traditionally, this process took several days and was labor intensive. Now the process is much easier and faster and allows shippers to secure multiple calculations from service providers using a single entity. LiveExchange Marketplace provides an eCommerce platform where pricing is only one of the deciding factors in a trade. Shippers can also select a winning bid based on several other criteria, including transit time or logistics solution. In addition, Moai's technical expertise and services helped GoCargo.com create its exchange in a short timeframe. As a result, shippers increase their purchasing power by gaining access to more information and service providers. At the same time, service providers can expand their customer base, liquidate excess capacity, increase revenues and reduce sales costs by tapping into the demand aggregated online and by automating many business practices online.

Strategic Relationships

    Our strategic relationships are critical to our long-term success. We form strategic relationships in order to create broader, integrated solution sets for our customers, accelerate and augment our product development efforts, expand our sales and distribution channels and increase our geographic market penetration. We have and will continue to pursue such relationships in the following key areas:

    Technology relationships. Technology relationships enhance our product offerings by:

  . Extending our technological capabilities through relationships such as that with Extricity, which provides extensible markup language, or XML, capabilities enabling our customers to connect our solutions to the systems of their suppliers, buyers and trading partners.

  . Expanding the compatability of our solutions across a broad range of platforms such as those of Hewlett-Packard and BroadVision.

    Systems integration and consulting relationships. Systems integrators and consulting firms are critical to expanding our market penetration by helping us market, sell and implement our solutions in targeted market segments and expanding our services capabilities. These companies help identify new customers, deploy our solutions, augment our solutions through their vertical industry expertise and software offerings and increase our geographic market penetration. We have strategic relationships with:

  . Global, full-service systems integrators and consulting firms. These companies typically help us gain access to major corporations and strategic dot-com companies and implement Moai-based solutions. We have relationships with Andersen Consulting, Ernst & Young and Computer Sciences Corporation.

  . Global, national and regional eCommerce systems integrators and consulting firms. These companies help us implement our solutions and open new sales opportunities in selected vertical and geographical markets and with dot-com companies. We have relationships with 3rd Millenium, Appnet, Braun Consulting, Context, Fort Point Partners, Inventa, Luminant, NerveWire, Quidnunc, Pakana, Xcelerate, Xpedior, Xuma and Zefer.

  . Technical and other consulting firms. These firms provide trained personnel for customer projects and allow our customers to more fully access skilled resources. We have relationships with eInitiatives and Techspan.

    We train these systems integrators and consultants in our technology, support them in joint selling and marketing activities and offer them technical support to promote our solutions. We are actively pursuing relationships with other similar companies.

    Value-added services. To increase the value and utility of our solutions to our customers we have developed relationships with companies providing additional services and functionality. These capabilities are made available via interfaces developed for the Moai platform. Examples of such capabilities and relationships include:

  . shipping and logistics services via United Parcel Service, McHugh and SmartShip;

  .  order management and fulfillment via Yantra;

  .  payments services, fraud detection and other capabilities via
     CyberSource;

  .  online escrow services via iEscrow; and

  .  real-time credit, financing and related services via eCredit.

    We plan to expand such relationships to include companies providing additional functionalities in the future.

    Application service providers. ASPs offer our solution to end-users on an outsourced basis. ASPs typically host solutions that end-users require but do not wish to maintain in-house for reasons such as a lack of skilled personnel or high cost of operations. They provide services to end-users based on our solution. For example, we have established a relationship with AserA to deliver negotiated exchanges as part of its eCommerce offering that allows companies to automate and accelerate the process of marketing, selling and supporting their products through their distribution channels. We have also established a relationship with Corio and expect to develop further relationships with other ASPs in various markets.

    Vertical solution providers. Vertical solution providers operate in a similar manner to ASPs except that they deliver services based on our negotiated exchange solution within their own networks of end-users. We have established relationships with Concur Technologies, Clarus Corporation and Quaris to deliver LiveExchange over their trading networks and expect to develop further relationships with other vertical solution providers.

    Resellers and distributors. Relationships with resellers and distributors enable us to increase our distribution capabilities beyond those provided by direct sales. For example, we have a relationship with Hewlett-Packard by which Hewlett-Packard may resell the LiveExchange solution as an integrated component of some of their broader eCommerce offerings. We expect to increase our number of relationships in these areas.

Sales, Marketing and Distribution

    Our sales and marketing strategy is to target companies with significant negotiated eCommerce business requirements. While a high percentage of our customer base has historically consisted of early adopters of technology, including entrepreneurial and dot-com companies, we expect to further broaden our sales efforts to include additional bricks-and-mortar companies as they increasingly adopt negotiated eCommerce initiatives both directly and through establishing separate online operations of their own.

    We deploy a range of marketing programs and initiatives designed to generate sales leads and increase our name recognition in the marketplace. These efforts include: advertising in online media and print publications and, in select markets, radio; participation in industry trade shows and professional conferences; and conducting online and in-person seminars. Sales leads generated from these activities and other sources are screened by our in-house telesales organization and, if qualified, are passed to our sales representatives for follow up. In addition, we conduct market research to identify selected markets that we believe offer the best growth prospects for our solutions. Our telesales organization then initiates contacts with prospective new customers in markets identified by this research.

    To date we have sold primarily to end-user accounts through our own direct sales force of commission-based sales representatives who are teamed with technical sales engineers. These teams focus on geographic territories and work closely with prospects to analyze their business problems and structure appropriate solutions. Our sales cycle varies significantly by type of customer and may range from one month or less for a dot-com company to a number of months for a traditional bricks-and-mortar company. In some cases customers have licensed software for limited trial purposes prior to the execution of a full license.

    In addition to selling our solutions directly, we are expanding our ability to deliver solutions via relationships with systems integrators, resellers, ASPs and other third parties. These companies may resell our solutions and/or bundle them with their eCommerce offerings.

Technology

    Moai's negotiated eCommerce solutions all utilize Moai's Negotiated Commerce Engine, or NCE, platform. This technology is distributed to customers as enterprise application server software. The NCE architecture also provides the technology foundation for Moai's hosted solutions.

    The NCE is a Java-based eCommerce server that provides a distributed Application Program Interface, or API, for accessing negotiated eCommerce transaction processing mechanisms. The API provides access to the server from other computer applications or from Internet browsers such as Netscape Navigator and Microsoft's Internet Explorer, in addition to Web-TV Networks, America Online and other types of browsers such as Internet-enabled phones. It can also operate with multiple browsers simultaneously.

    The architecture has the following functional characteristics:

  . The NCE uses a Java-servlet mechanism to deliver dynamic content to web browsers using a straightforward template design and built-in Java scripting to generate the web pages sent to end-users. These templates can be customized allowing customers to brand the solutions and provide additional business and processing rules in the end solution.

  . The cross-platform nature of Java allows LiveExchange to operate on multiple platforms. We have successfully tested LiveExchange on Windows NT 4.0, Solaris 2.7, and HP-UX 11.0, which we believe cover the majority of installed operating systems used by our target customers.

  . The NCE can communicate with different database platforms through Java Database Connectivity, or JDBC, allowing customers to choose a database based on their own preferences. We have successfully tested the operation of the NCE on Microsoft SQL Server and Oracle 8i.

  . The Negotiated Commerce Markup Language, or NCML, is an XML-based implementation for negotiated eCommerce markets which we intend to release soon. XML is rapidly becoming a standard mechanism for data interchange between applications. Through Moai's NCML, LiveExchange solutions can be easily integrated into back-end enterprise resource planning and fulfillment systems as well as front-end eCommerce systems. Moai's Java-technology based

     OpenAPI also allows LiveExchange solutions to be interfaced with other open standards such as Component Object Module, or COM, Enterprise Java Beans, or EJB, and Common Object Request Broker Architecture, or CORBA.

  . The multi-threaded capabilities of Java provide linear scalability on multi-processor hardware platforms. Additionally, the NCE utilizes a proprietary caching scheme that allows recently accessed information to be stored in memory rather than accessing the database for the information. The multi-threaded architecture and the caching technique provide significant performance benefits to LiveExchange solutions.

  . The NCE architecture provides scalability and fault tolerance by including presentation layer clustering. This allows multiple servers to provide information requested by web browsers or via other protocols such as XML and provides better overall system scalability and redundancy if one presentation server should fail. Additionally, the NCE includes a bid queuing system that immediately commits all bids to the LiveExchange database, while a separate thread processes bids in the queue. This enables increased performance by separating bid capture from bid processing, and helps protect the integrity of bidding activity in the event of a LiveExchange server system failure.

  . Client-to-server connections use industry standard Secure Sockets Layer encryption in order to encrypt the data being sent between the clients and the server. The NCE also supports the optional use of both server-side and client-side digital certificates for user authentication. These certificates can be purchased from a standard certifying authority such as VeriSign. The security mechanisms ensure safe and secure transmission of data to and from LiveExchange solutions.

  . Unlike many alternative solutions, which may have delays of several minutes before a submitted bid appears in an auction during peak bidding activity, the NCE is designed to deliver updated bidding information in near real time without affecting the ability of the server to handle large numbers of simultaneous bidders. The NCE also provides a mechanism that allows users to run a real-time applet that is automatically updated by the server through a publish-subscribe mechanism so users do not need to manually refresh their page to see new bids. This functionality is especially important in business-to-business transactions where timing is crucial.

Competition

    The market for negotiated eCommerce solutions is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. We currently face competition from the following:

    Independent software vendors. Ariba (through its acquisitions of Trading Dynamics and Tradex), Commerce One (through its acquisition of CommerceBid), OpenSite, i2, Oracle, WebVision and others offer auction and trading exchange software. In addition, Microsoft and IBM both offer negotiated eCommerce add-on components to their SiteServer and net.Commerce products, respectively.

    Outsourced service providers. FairMarket, FreeMarkets, and Commerce One provide outsourced auction and trading exchange solutions.

    Custom-developed solutions. Some companies, through their information technology departments, may build custom negotiated eCommerce solutions. In some cases, systems integrators, including iXL and EDS, have developed and installed customized negotiated eCommerce solutions on behalf of such companies.

    Because there are relatively low barriers to entry in the software market, we expect additional competition from systems integrators, independent software vendors and outsourced service providers as the negotiated eCommerce software market continues to develop and expand. We may also face future competition from the systems integrators with which we have relationships, either on a direct basis or on an indirect basis in the event they partner with our competitors. We believe that the principal competitive factors in the market for negotiated eCommerce software include:

  .  speed of deployment;

  .  breadth of products and services;

  . system scalability, reliability and capability of integration with existing business systems;

  .  market acceptance as indicated by vendor installed base;

  .  price;

  .  ease of customization; and

  .  breadth and depth of strategic relationships.

    Some of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and much greater financial, marketing and other resources than we do. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with competitors as the use of negotiated eCommerce increases. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. If we are not be able to compete successfully against current and future competitors, our business could suffer.

Employees

    As of February 29, 2000, we had a total of 119 employees. We supplement our regular workforce with additional contract and temporary resources where we need additional expertise and capabilities. We have not experienced any work stoppages and believe that our relations with our employees are good.

Properties

    Our principal executive offices are located are 25 Lusk Street, San Francisco, CA 94017, where we lease approximately 15,500 square feet under a lease that expires in September 2003. We also lease additional offices in San Francisco and in Mountain View, CA. We have signed a lease for 18,300 square feet of additional office space in San Francisco, which we anticipate occupying beginning in August 2000. Although we believe that our existing facilities will be insufficient to meet our needs through the near term, we expect our additional San Francisco office space to meet our needs over the twelve-month period following August 2000.

Legal Proceedings

    We have received a letter from a former employee in which he alleges various claims against Moai for damages, including emotional distress, loss of wages and benefits, and attorneys fees. This former employee alleges that Moai acted in a manner which resulted in discrimination, harrassment, retaliation and breach of contract. We believe that we have meritorious defenses to these claims and that these claims will not have a material adverse effect on our business. However, these claims may result in litigation and the outcome of litigation is inherently uncertain. As a result, these claims could adversely affect us.

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors and their ages and positions as of April 11, 2000 are as follows:

Name                      Age Position
----                      --- --------
Anne Perlman............   46 Chief Executive Officer and Director
Matthew R. Miller.......   36 President and Chief Operating Officer
Devapratim Hazarika.....   28 Chief Strategy Officer and Director
Philip N. Smith.........   48 Chief Financial Officer and Vice President of Finance
Frank T. Kang...........   28 Chief Scientist
Arnold Waldstein........   51 Vice President of Business Development
David Oller.............   45 Vice President of Sales
Raymond T. Letulle,
  Jr....................   31 Chief Technology Officer and Director of Product Management
Joseph Collins..........   51 Vice President of Customer Advocacy
Michelle Messina........   39 Vice President of Marketing
Denis Concordel.........   36 Vice President of Engineering and Product Development
Steven L. Eskenazi (1)..   37 Director
C. Lloyd Mahaffey (1)...   45 Director

--------
(1) Member of the Audit Committee and Compensation Committee

    Anne Perlman has served as Chief Executive Officer and Director since December 1997 and served as President from December 1997 to April 2000. Previously, from 1996 to December 1997, Ms. Perlman was a strategic management consultant assisting Internet start-ups and other high-tech companies. From 1981 to 1996, Ms. Perlman held a variety of management positions at Tandem Computers, including Vice President and General Manager of Multimedia, Vice President of Marketing and President of Tandem Source Company. From 1977 to 1981, she served as Director of Marketing, among other positions, at Computer Curriculum Corporation. Ms. Perlman holds a Bachelor of Arts in Mathematics and a Bachelor of Arts in Economics from the University of California at Santa Cruz and a Masters in Business Administration from the University of California at Los Angeles.

    Matthew R. Miller has served as President and Chief Operating Officer since April 2000. Previously, Mr. Miller worked at Remedy Corporation, a manufacturer of enterprise software, serving as Vice President from July 1996 to July 1998 and as General Manager from July 1998 to April 2000. From May 1993 to July 1996, he served as Vice President of Centura Corporation. Mr. Miller holds a Bachelor of Arts degree in Psychology and Computer Science from Cornell University and a Masters in Business Administration from Columbia University.

    Devapratim Hazarika co-founded Moai in October 1995 and has served as director since June 1997 and as Chief Strategy Officer since February 2000. From June 1997 to December 1997, he served as President and Chief Executive Officer and from December 1997 to June 1999, he served as Chief Technology Officer. Prior to co-founding Moai, Mr. Hazarika worked as an independent consultant from February 1995 to October 1995. From May 1993 to February 1995, he was employed as consultant with BSG Consulting, a client-server systems integrator. Mr. Hazarika holds a Bachelor of Science in Electrical and Computer Engineering from Rice University.

    Philip N. Smith joined Moai as Chief Financial Officer and Vice President of Finance in May 1999. Previously, Mr. Smith was employed by Network Equipment Technologies, a provider of networking equipment, serving as Senior Director of Corporate Strategy and Business Development from June 1997 to April 1999, as Director of Business Development for the Asia Pacific/Latin America business division from 1994 to June 1997 and as Director of Finance, Worldwide Sales and Customer Support from 1991 to 1994. From 1983 to 1991, Mr. Smith served in various financial management positions for Tandem Computers, including Finance

Manager and Division Controller. He is an Associate of the Royal College of Science, London, a Fellow of the Institute of Chartered Accountants in England and Wales and a Certified Public Accountant. Mr. Smith holds a Bachelor of Science degree in Physics from Imperial College of Science and Technology at London University.

    Frank T. Kang co-founded Moai in October 1995 and has served as Chief Scientist since June 1999. He previously served as Vice President of Engineering from December 1997 to June 1999, as Chief Financial Officer from June 1997 to May 1999, and as director from June 1997 to July 1998. Prior to co-founding Moai, Mr. Kang worked as an independent consultant from February 1995 to October 1995. From July 1993 to February 1995, he was employed as a consultant with BSG Consulting, a systems integrator. Mr. Kang holds a Bachelor of Science in Electrical and Computer Engineering from Rice University.

    Arnold Waldstein joined Moai as Vice President of Business Development in April 1999. From March 1998 to 1999, Mr. Waldstein was President of Waldstein Consulting, a consulting company specializing in marketing and strategic alliances for technology companies. From 1996 to 1998, he served as Vice President of Marketing at Electric Communities, a company engaged in the graphical chat business. From 1992 to 1996, he served as Vice President of Software and Product Marketing at Creative Labs. Mr. Waldstein has also worked in business development and marketing for Digital F/X, Racal and Atari Corporation. He holds a BA in English from Ohio University.

    David Oller has served as Vice President of Sales since February 1999. Previously, from 1992 to 1999, Mr. Oller served as General Manager of E-business Solutions at IBM. From 1987 to 1992, Mr. Oller was Vice President of Sales for Information Resources Medialink Division, a provider of data information technologies to the food industry. Previously, he held a variety of sales positions for CompuServe, GTE and Western Union Corporation. Mr. Oller holds a Bachelor of Arts in History and a Bachelor of Science in Biology from the University of California at Los Angeles.

    Raymond T. Letulle, Jr. has worked at Moai since September 1997 and was appointed Chief Technology Officer and Director of Product Management in February 2000. Before joining Moai, from April 1997 to September 1997
Mr. Letulle was an information systems consultant for BSG Alliance/IT, a national systems integrator, where he acted as Chief Architect for several large-scale distributed computing projects for Fortune 500 companies. From March 1995 to April 1997, he was an independent software consultant. Mr. Letulle holds a Bachelor of Arts in Economics from Rice University.

    Joseph Collins joined Moai in November 1999 as Vice President of Customer Advocacy. Prior to joining Moai, from 1997 to 1999 Mr. Collins worked as a Manager of Business Development for Tantau Software, a developer of enterprise software. Previously, Mr. Collins was employed by Tandem Computer, serving as Consultant Manager--EDS Relationship from 1991 to 1996 , as Manager--U.S. Customer Education from 1987 to 1991, as Regional Systems Manger 1984 to 1987 and as Senior Systems Analyst from 1978 to 1984. Mr. Collins holds a Bachelor of Science in Mechanical Engineering from Marquette University.

    Michelle Messina has served as Vice President of Marketing since June 1998. Prior to joining Moai from January 1997 to 1998, she served as Business Development Manager for Open Market, an eCommerce software company. From 1995 to 1996, Ms. Messina was employed at Quarterdeck Corporation as a Senior Director, Business Development and Director & General Manager, Communications Business Unit. From 1992 to 1994. Ms. Messina served as Vice President of Marketing for Visionware. She previously held a variety of marketing positions for Microbics Corporation and Asmytek.

    Denis Concordel joined Moai as Vice President of Product Development in April 1999 and was appointed Vice President of Engineering and Product Development in February 2000. Mr. Concordel leads Moai's Development Engineering and Quality Assurance divisions. From September 1998 to April 1999, Mr. Concordel was employed as a Senior Engineering Manager with Manugistics Inc., a provider of software and services for supply chain management. From 1995 to September 1998, Mr. Concordel served as Research and Development Engineering Manager for KLA-Tencor, a semiconductor manufacturer. Mr. Concordel has a Masters of Science degree in electrical engineering and computer science from the Ecole Nationale Superieure des Telecommunications in Paris.

    Steven L. Eskenazi joined Moai as a director in July 1998. Since March 1997, Mr. Eskenazi has been a General Partner of Walden Technology & Media Fund, with primary responsibility for Walden's new media and Internet investments. From February 1990 to March 1997, Mr. Eskenazi was employed at Alex.Brown & Sons, most recently as Managing Director in charge of New Media Research. Previously, Mr. Eskenazi served as a marketing representative with IBM from 1985 to 1990. Mr. Eskenazi holds a Bachelor of Science Degree in Applied Mathematics, with Honors, from Union College and a Masters of Business Administration from the Amos Tuck School at Dartmouth College.

    C. Lloyd Mahaffey has served as a director since March 1999. Since June 1998, Mr. Mahaffey has been a Managing Director of Redleaf Venture Management, a venture capital firm, and co-chief executive officer of Redleaf Group, an Internet operating company. From 1995 to 1998, he served as Senior Vice President and Chief Marketing Officer at VeriFone Incorporated, a provider of secure electronic payment methods. From 1994 to 1995, he served as Chairman and Managing Director of Dynamis Group, an international business consulting firm whose clients included IBM, Kodak and Motorola. From 1990 to 1994, Mr. Mahaffey founded and served as Chief Executive Officer of Start, Inc., an international consumer marketing, travel and financial services company. Previously, Mr. Mahaffey held a variety of senior executive positions at Apple Computer, Commodore Business Machines and Honeywell. Mr. Mahaffey holds a Bachelor of Arts in History, with Honors, from The Citadel, The Military College of South Carolina.

Board Composition

    Upon the closing of this offering, our certificate of incorporation will provide for seven directors and our board of directors will be divided into two classes: Class I, whose term will expire at the 2001 annual meeting of stockholders and Class II, whose term will expire at the 2002 annual meeting of stockholders. Each member of a class will be elected for a two-year term following his or her respective initial term. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other class continuing for the remainder of its respective term. Our officers are appointed by the board of directors and serve at the discretion of the board of directors. There are no family relationships among any of our directors or executive officers.

Board Compensation

    Our directors do not currently receive compensation for their services as members of the board of directors, except for reimbursement of reasonable travel expenses relating to attendance at board meetings. Employee directors are eligible to participate in our 1997 stock plan, 2000 stock plan and 2000 executive stock incentive plan and will be eligible to participate in our 2000 employee stock purchase plan. Nonemployee directors are eligible to participate in our 1997 stock plan and 2000 stock plan and will be eligible to participate in our 2000 directors' stock option plan. See "Stock Plans."

Board Committees

    In October 1999, the board of directors established the audit committee and compensation committee. The compensation committee currently consists of Steven
L. Eskenazi and C. Lloyd Mahaffey. The functions of the compensation committee are to:

  . review and approve the compensation and benefits for our executive officers and grant stock options under our stock option plans; and

  .  make recommendations to the board of directors regarding these matters.

    The audit committee consists of Steven L. Eskenazi and C. Lloyd Mahaffey, with one vacancy. The functions of the audit committee are to:

  . make recommendations to the board of directors regarding the selection of independent auditors;

  . review the results and scope of the audit and other services provided by our independent accountants; and

  .  review and evaluate our audit and control functions.

Compensation Committee Interlocks and Insider Participation

    The members of the compensation committee of the board of directors are currently Steven L. Eskenazi and C. Lloyd Mahaffey, neither of whom has ever been an officer or employee of Moai. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. Before establishing the compensation committee in October 1999, the board of directors as a whole performed the functions delegated to the compensation committee.

Executive Compensation

    The following table sets forth the compensation received for services rendered to us during the year ended December 31, 1999 by our Chief Executive Officer and our five other most highly compensated executive officers during the year ended December 31, 1999.

                           Summary Compensation Table

                                                    Long-Term
                                      Annual       Compensation
                                   Compensation       Awards
                                ------------------ ------------
                                                    Securities
                                                    Underlying     All Other
Name and Principal Position     Salary($) Bonus($)  Options(#)  Compensation($)
---------------------------     --------- -------- ------------ ---------------
Anne Perlman................... $175,000      --         --            --
 Chief Executive Officer
David Oller (1)................  130,250  $69,170    200,000           --
 Vice President of Sales
Michelle Messina...............  141,146      --         --            --
 Vice President of Marketing
Arnold Waldstein (2)...........  109,697   19,000    200,000           --
 Vice President of Business
 Development
Devapratim Hazarika............  122,667      --         --            --
 Chief Strategy Officer
Frank T. Kang..................  122,667      --         --            --
 Chief Scientist

--------
(1) Mr. Oller commenced employment with us on January 25, 1999. On an annual basis, Mr. Oller's salary for the year ended December 31, 1999 would have been $140,000. The option vests at the rate of 1/8th of the total number of shares on July 25, 1999 and 1/48th of the total number of shares per month thereafter.
(2) Mr. Waldstein commenced employment with us on April 26, 1999. On an annual basis, Mr. Waldstein's salary for the year ended December 31, 1999 would have been $160,000. Option vests at the rate of 1/8th of the total number of shares on October 26, 1999 and 1/48th of the total number of shares per month thereafter.

Option Grants

    The following table provides summary information regarding stock options granted to our Chief Executive Officer and our five other most highly compensated executive officers during the year ended December 31, 1999. No stock appreciation rights were granted to these individuals during the year. The options were granted pursuant to our 1997 stock plan.

                                                                            Potential
                                                                        Realizable Value
                                                                        At Assumed Annual
                                                                            Rates of
                                                                           Stock Price
                                                                        Appreciation For
                                       Individual Grants                   Option Term
                         ---------------------------------------------- -----------------
                         Number Of
                         Securities  Percent Of
                         Underlying Total Options  Exercise
                          Options    Granted To       Or
                          Granted   Employees In  Base Price Expiration
Name                        (#)         Year      ($/Share)     Date       5%      10%
----                     ---------- ------------- ---------- ---------- -------- --------
Anne Perlman............      --         --           --        --           --       --
David Oller (1).........  200,000       8.77%       $0.15      2/4/09
Michelle Messina .......      --         --           --        --           --       --
Arnold Waldstein (2)....  200,000       9.21%       $0.15     5/10/09
Devapratim Hazarika.....      --         --           --        --           --       --
Frank T. Kang...........      --         --           --        --           --       --

                           Option Grants in Last Year
--------
(1) Option vests at the rate of 1/8th of the total number of shares on July 25, 1999 and 1/48th of the total number of shares per month thereafter.
(2) Option vests at the rate of 1/8th of the total number of shares on October 26, 1999 and 1/48th of the total number of shares per month thereafter.

    The percentages in the above table are based on a total of 2,279,400 shares subject to options granted by us during the year ended December 31, 1999 to all of our employees and consultants, including the executive officers named in the table. The exercise price per share of each option was equal to the fair market value of the common stock as determined by the board of directors on the date of grant. The potential realizable value assumes that the stock price on the date of grant appreciates from the assumed initial public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus, at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price. The assumed stock price appreciation rates of 5% and 10% are mandated pursuant to the rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price will appreciate over the ten-year option terms at the assumed rates of 5% and 10% or at any other defined rate. Unless the market price of the common stock appreciates over the option term, the named executive officers will not realize value from these option grants.

Option Exercises and Holdings

    The following table provides summary information concerning outstanding stock options held by the Chief Executive Officer and the five other most highly compensated executive officers during the year ended December 31, 1999. The values realized and the values of unexercised options at December 31, 1999
are based on the assumed initial public offering price of $   per share, which
is the midpoint of the range set forth on the cover page of this prospectus.
Therefore, these values are calculated based on the $   per share value, less
the applicable exercise price per share, multiplied by the number of shares underlying these options.

         Aggregated Option Exercises in 1999 and Year-End Option Values

                                                  Number of Securities             Value of Unexercised
                                                 Underlying Unexercised            In-the-Money Options
                           Shares             Options at December 31, 1999         at December 31, 1999
                          Acquired    Value   --------------------------------   -------------------------
Name                     on Exercise Realized  Exercisable      Unexercisable    Exercisable Unexercisable
----                     ----------- -------- -------------    ---------------   ----------- -------------
Anne Perlman............      --       --                 --                 --      --           --
David Oller.............      --       --              45,833            154,167
Michelle Messina........      --       --              78,750            131,250
Arnold Waldstein........   29,166                       4,167            166,667
Devapratim Hazarika.....      --       --                 --                 --      --           --
Frank T. Kang...........      --       --                 --                 --      --           --

Change of Control Agreements

    We entered into revised offer letters with Anne Perlman, Devapratim Hazarika and Frank T. Kang and an offer letter with Matthew R. Miller which entitles each of these officers to accelerated vesting with respect to 50% of his or her then unvested stock options or restricted stock in the event that we experience a change of control. In addition, each of these officers is entitled to receive a severance payment equal to twelve months salary and full vesting of his or her stock options and restricted stock if we experience a change of control and: (a) he or she is not offered continued employment, is terminated without cause or resigns for good reason, (b) our offices are relocated outside the San Francisco Bay area, or (c) he or she remains employed with Moai or our successor for a period of at least one subsequent year.

    We have approved a form of change of control agreement for every employee with a title of Vice President or higher. This agreement entitles these employees to receive a severance payment equal to six months salary and six months acceleration of all options and shares of restricted stock held by these employees in the event they are terminated without cause or resign for good reason within twelve months following a change of control of Moai. We have entered into such change of control agreements with Philip N. Smith, David Oller, Michelle Messina, Arnold Waldstein, Joseph Collins, Denis Concordel and Raymond T. Letulle, Jr.

Stock Plans

    2000 Stock Plan. Our 2000 stock option plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The purposes of the 2000 stock plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 2000 plan was originally adopted by our board of directors in April 2000 and will be submitted for approval by by our stockholders prior to completion of this offering. The 2000 plan provides for this issuance of options and rights to purchase up to 5,750,000 shares of our common stock, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 through 2005 equal to the lesser of 2,500,000 shares, 5% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as our board of directors determines. Unless terminated earlier by the board of directors, the 2000 plan will terminate in April 2010.

    As of February 29, 2000, no options to purchase shares of common stock were outstanding under the 2000 plan, no shares had been issued upon exercise of outstanding options or pursuant to stock purchase rights, and 5,750,000 shares remained available for future grant.

    The 2000 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 2000 plan, including the number of shares subject to the award, the exercise or purchase price, and the vesting and/or exercisability of the award and any other conditions to which the award is subject. No employee may receive awards for more than 300,000 shares under the 2000 plan in any fiscal year. Incentive stock options granted under the 2000 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant. The plan does not impose restrictions on the exercise or purchase price applicable to nonstatutory stock options and stock purchase rights, although we expect that nonstatutory stock options and stock purchase rights granted to our Chief Executive Officer and our five other most highly compensated officers will generally equal at least 100% of the grant date fair market value. Payment of the exercise or purchase price may be made in cash or any other consideration determined by the administrator and allowed under the plan.

    With respect to options granted under the 2000 plan, the administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to a holder of more than 10% of the total voting power of all classes of our stock). Generally, an option is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. In certain circumstances, the administrator has the discretion to grant nonstatutory stock options with limited transferability rights. Stock options are generally subject to vesting, meaning that the optionee earns the right to exercise the option over a specified period of time only if he or she continues to provide services to Moai over that period. Shares of stock issued pursuant to stock purchase rights granted under the 2000 plan will generally be subject to a repurchase right exercisable by Moai upon the termination of the holder's employment or consulting relationship with us for any reason (including death or disability). This repurchase right will lapse according to the schedule determined by the administrator at the time of grant.

    If Moai or its business is acquired by another corporation, we would expect that options and stock purchase rights outstanding under the 2000 plan at the time of the transaction would be assumed or replaced with substitute options by our acquiror. If a plan participant's service relationship with us or our successor is terminated involuntarily in connection with or within twelve months following our change of control, the vesting of any award held by such person would accelerate as to 25% of the shares underlying the award. If our acquiror did not agree to assume or replace outstanding awards, the vesting of these awards would accelerate so that these awards would become fully vested prior to the transaction. Outstanding awards, the number of shares remaining available for issuance under the 2000 plan, the maximum number of shares subject to awards that may be granted to an employee during a year and the fixed number in the plan's evergreen formula will adjust in the event of a stock split, stock dividend or other similar change in our capital stock. The administrator has the authority to amend or terminate the 2000 plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

    1997 Stock Plan and 2000 Executive Stock Incentive Plan. In addition to our 2000 stock plan, we have two other stock plans, our 1997 stock plan and our 2000 executive stock incentive plan.

    Our 1997 stock plan provides for the grant of incentive stock options to employees (including employee directors) and the grant of nonstatutory stock options and stock purchase rights to employees, consultants and directors. The 1997 stock plan was originally adopted by our board of directors in December 1997 and approved by our stockholders in December 1997. It has been amended and restated three times since its adoption such that there are currently 7,866,834 shares of common stock reserved for issuance under this plan. As of February 29, 2000, options to purchase 2,842,413 shares of common stock at a weighted average exercise price of $0.80 were outstanding, 649,693 shares with a weighted average purchase price of $0.88 have been issued upon exercise of options and stock purchase rights and 4,374,728 shares remain available for grant under our 1997 plan. Unless terminated earlier, the 1997 plan will terminate in December 2007.

    Our 2000 executive stock incentive plan provides for the granting of incentive stock options, nonstatutory stock options and stock purchase rights to executive officers of Moai. This plan was originally adopted by our board of directors and stockholders in March 2000 to attract and retain qualified persons as officers of Moai. There are 1,500,000 shares reserved for issuance under the plan and as of April 11, 2000, options to purchase 1,200,000 shares of common stock with a weighted average exercise price of $6.00 per share were outstanding and no shares have been issued upon exercise of options or stock purchase rights, and 300,000 shares remain available for future grant. Unless terminated earlier, the 2000 executive stock incentive plan will terminate upon the effective date of this offering.

    The terms of awards issued under our 1997 plan and our 2000 executive stock incentive plan are generally the same as those that may be issued under our 2000 stock plan, except with respect to the following features. Neither plan imposes an annual limitation on the number of shares of stock subject to options that may be granted to any individual employee during a fiscal year. In addition, the 1997 plan does not provide for transferability of options under any circumstances.

    2000 Employee Stock Purchase Plan. Our 2000 employee stock purchase plan was adopted by the board of directors in April 2000 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 2,000,000 shares of common stock has been reserved for issuance under the 2000 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 2000 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001 through 2010 equal to the lesser of 1,000,000 shares, 2% of our outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as the board of directors determines. The 2000 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, this plan will terminate in April 2020.

    The 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of overlapping offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing on February 1 and August 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on July 31, 2002; the initial purchase period is expected to begin on the date of this offering and end on January 31, 2001, with subsequent purchase periods ending on July 31, 2001, January 31, 2002 and July 31, 2002. The 2000 purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or of any majority-owned subsidiary designated by the board, are eligible to participate in the purchase plan if they are employed by us or a designated subsidiary for at least 20 hours per week and more than five months per year. The 2000 purchase plan permits eligible employees to purchase common stock through payroll deductions at a rate of not more than 15% of an employee's compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period, subject to certain adjustments as provided in the plan. Employees may end their participation in the 2000 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

    An employee is not eligible to participate in the 2000 purchase plan if immediately after the grant of an option to purchase stock under the plan such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 2000 purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 3,100 shares of common stock under the 2000 purchase plan in any one purchase period. If the fair market value of the common stock on the first day of an offering period that begins while another offering period is ongoing is less than the fair market value at the beginning of the ongoing offering period, each participant in that ongoing offering period will automatically be withdrawn from that offering period as of the end of the purchase date that occurs immediately before the new offering period begins and re-enrolled in the new 24-month offering period beginning at that time.

    If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 2000 purchase plan will be assumed or an equivalent right substituted by our acquiror. If our acquiror did not agree to assume or substitute stock purchase rights, any offering period and purchase period then in progress would be shortened and a new exercise date occurring prior to the closing of the transaction would be set. Outstanding awards, shares remaining available for issuance under the plan, the fixed number in the plan's evergreen formula, and the maximum number of shares that may be purchased during a six-month purchase period will each adjust in the event of a stock split, stock dividend or other similar change in our capital stock. Our board of directors has the power to amend or terminate the 2000 purchase plan and to change or terminate offering periods as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 2000 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

    2000 Directors' Stock Option Plan. The 2000 directors' stock option was adopted by the board of directors in April 2000 and will be approved by our stockholders prior to the date of this offering. There are 600,000 shares of common stock reserved for issuance under the directors' plan. As of February 29, 2000, no awards have been made under this plan.

    The directors' plan provides for the grant of nonstatutory stock options to our nonemployee directors. The plan is designed to be a formula award plan that works automatically without administration; however, to the extent administration is necessary, it will be performed by our board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which a director has a personal interest. Unless terminated earlier, the directors' plan will terminate in April 2010.

    The directors' plan provides that each person who becomes a nonemployee director after the completion of this offering will be granted a nonstatutory stock option to purchase 40,000 shares of common stock on the date on which such individual first becomes a member of our board of directors. In addition, on the date of each annual stockholders meeting, each nonemployee director who will continue serving on the board following the meeting and who has been a director of Moai for at least six months prior to the meeting date will be granted an option to purchase 10,000 shares of common stock.

    All options granted under the directors' plan will have a term of ten years and an exercise price equal to the fair market value of on the date of grant and will be transferable only to members of a directors' immediate family and to trusts and other entities for the benefit their family members. Options granted under the directors' plan will vest as to 25% of the shares underlying the option on the first anniversary of the date of the option grant and as to 1/48th of the shares each month after the first anniversary so that these options will be fully vested on the fourth anniversary of the grant date. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within this 90-day period, the option will terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have 12 months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination. In addition, if Moai determines that a director has engaged in fraud, embezzlement or similar acts against us, or if a director has disclosed information that is confidential to Moai or engaged in any conduct constituting unfair competition against us, we have the right to suspend or terminate that director's right to exercise an option under the directors' plan.

    If we are acquired by another corporation, we would expect each option outstanding under our 2000 directors' plan to be assumed or replaced with equivalent options by our acquiror. Regardless of whether or not our acquiror assumed or replaced outstanding awards, the vesting and exercisability of outstanding awards will accelerate in full upon a change of control of Moai. Outstanding awards, the number of shares remaining available for grant under the plan, and the number of shares subject to the automatic director grants described above will each adjust in the event of a stock split, stock dividend or other similar change in our capital stock. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option. We will obtain stockholder approval for any amendment to the plan to the extent required by applicable law.

Limitation of Liability and Indemnification Matters

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our bylaws provide that we shall indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.

    We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as a director or executive officer of Moai or any subsidiary of Moai. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

Agreements with Management

    We entered into revised offer letters with Anne Perlman, Devapratim Hazarika and Frank T. Kang and an offer letter with Matthew R. Miller which entitles each of these officers to accelerated vesting with respect to 50% of his or her then unvested stock options or restricted stock in the event that we experience a change of control. In addition, each of these officers is entitled to receive a severance payment equal to twelve months salary and full vesting of his or her stock options and restricted stock if we experience a change of control and: (a) he or she is not offered continued employment, is terminated without cause or resigns for good reason, (b) our offices are relocated outside the San Francisco Bay area, or (c) he or she remains employed with Moai or our successor for a period of at least one subsequent year.

    We have approved a form of change of control agreement for every employee with a title of Vice President or higher. This agreement entitles these employees to receive a severance payment equal to six months salary and six months acceleration of all options and shares of restricted stock held by these employees in the event they are terminated without cause or resign for good reason within twelve months following a change of control of Moai. We have entered into such change of control agreements with Philip N. Smith, David Oller, Michelle Messina and Arnold Waldstein and Raymond T. Letulle, Jr.

    In November 1999, we granted Joseph Collins options to purchase 140,000 shares of common stock at $0.75 per share. These options vest at the rate of 17,500 shares on May 1, 2000 and about 2,917 shares per month thereafter.

    In March 2000, we granted Matthew R. Miller options to purchase 1,200,000 shares of common stock at $6.00 per share. These options vest at the rate of 240,000 shares on April 11, 2000, 2000 and 20,000 shares per month thereafter.

    We have entered into agreements to indemnify our directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

Financing Activities

    On December 9, 1997, we issued a convertible promissory note in the principal amount of $250,000 to Redleaf Venture I, L.P. This note converted into 833,332 shares of Series A preferred stock on December 18, 1997. On December 18, 1997, we also issued warrants to purchase 583,334 shares of Series A preferred stock to entities affiliated with Redleaf Ventures.

    In connection with the sale of Series C preferred stock in July 1999, we entered into a Letter Agreement which provides Reuters Holdings Switzerland, SA with the following rights: (i) the right to license our products on terms not less favorable than those extended to similarly situated customers; (ii) the right to bid as our supplier of news and data feeds in the event we seek to enter a line of business requiring such services; and (iii) a right of first offer with respect to other strategic partners in the event we create a subsidiary or joint venture in order to expand our European or Asian operations.

    The following table summarizes the shares of preferred stock purchased by executive officers, directors and 5% stockholders and persons and entities associated with them in private placement transactions. Each share of preferred stock converts into one share of common stock automatically upon the closing of this offering. The shares of Series A preferred stock were sold at $0.30 per share, the shares of Series B preferred stock were sold at $0.64 per share, the shares of Series C preferred stock were sold at $1.90 per share and the shares of Series D preferred stock were sold at $8.01 per share. See "Principal Stockholders."

                                         Series A  Series B  Series C  Series D
Name                                     preferred preferred preferred preferred
----                                     --------- --------- --------- ---------
Redleaf Venture Management II, L.L.C.
  (C. Lloyd Mahaffey) (1)..............  3,916,666 1,606,704   741,158   62,422
Walden Media and Information Technology
  Fund, L.P.
  (Steven L. Eskenazi) (2).............        --  3,322,828   526,316  209,928
TGI Fund I, LC.........................  2,500,000 1,205,028   263,158      --
HarbourVest Partners V-Direct Fund L.P.
  (3)..................................        --        --  2,631,578  143,523
Reuters Holdings Switzerland SA........        --        --  1,578,948   86,115

--------
(1) Includes 5,455,610 shares held by Redleaf Venture I, L.P., 741,158 shares held by Redleaf Venture II, L.P., 67,760 shares held by Redleaf Associates I, L.P. and 64,422 shares held by Redleaf Group, L.L.C. Mr. Mahaffey is a general partner of the general partner of Redleaf Venture I, L.P., Redleaf Venture II, L.P. and Redleaf Associates I, L.P and the chief executive officer of Redleaf Group, L.L.C. Mr. Mahaffey disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(2) Includes 897,016 shares held by Walden-SBIC, L.P. and 299,025 shares held by Walden Technology Ventures II, L.P. These funds are affiliated with Walden Media and Information Technology Fund, L.P., of which Mr. Eskenazi is a manager and general partner. Mr. Eskenazi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(3) Includes 143,523 shares held by HarbourVest Partners LLC.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us with respect to beneficial ownership of our common stock as of February 29, 2000, as adjusted to reflect the issuance of 1,872,659 shares of Series D preferred stock in March 2000, the expected exercise of warrants to purchase 262,266 shares of Series D preferred stock prior to or upon the closing of this offering and the sale of common stock offered in this offering, by:

  . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock,

  .  each director,

  . the Chief Executive Officer and five other most highly compensated executive officers during the year ended December 31, 1999, and

  .  all directors and executive officers as a group.

                                                    Percent Beneficially
                                                            Owned
                                                    -------------------------
                                         Number of    Before         After
Name                                       Shares    Offering       Offering
----                                     ---------- -----------    ----------
Redleaf Venture Management II, L.L.C.
  (1)..................................   6,326,950        19.54%
 c/o Redleaf Venture Management, LLC
 14395 Saratoga Avenue, Suite 130
 Saratoga, CA 95070
C. Lloyd Mahaffey (2)..................   6,326,950        19.54
 c/o Redleaf Venture Management, LLC
 14395 Saratoga Avenue, Suite 130
 Saratoga, CA 95070
Walden Media and Information Technology
  Fund, L.P. (3).......................   4,059,072        12.54
 c/o Walden Media, LLC
 750 Battery Street, 7th Floor
 San Francisco, CA 94111
Steven L. Eskenazi (4).................   4,059,072        12.54
 c/o Walden Media, LLC
 750 Battery Street, 7th Floor
 San Francisco, CA 94111
TGI Fund I, LC.........................   3,968,186        12.26
 c/o Tredegar Investments, Inc.
 6501 Columbia Center
 701--5th Avenue
 Seattle, WA 98104
HarbourVest Partners V-Direct Fund L.P.
  (5)..................................   2,775,101         8.57
 One Financial Center, 44th Floor
 Boston, MA 02111
Devapratim Hazarika....................   2,375,000         7.34
Frank T. Kang..........................   2,375,000         7.34
Reuters Holdings Switzerland SA........   1,665,063         5.14
Anne Perlman...........................   1,477,500         4.56
David Oller (6)........................      62,500            *
Michelle Messina (7)...................      96,250            *
Arnold Waldstein (8)...................      50,000            *
All directors and executive officers as
  a group (13 persons).................  25,860,621        79.88%             %

--------
*Less than one percent of the outstanding shares of common stock.

(1) Includes 5,455,610 shares held by Redleaf Venture I, L.P., 741,158 shares held by Redleaf Venture II, L.P., 67,760 shares held by Redleaf Associates I, L.P. and 64,422 shares held by Redleaf Group, L.L.C.
(2) Includes 5,455,610 shares held by Redleaf Venture I, L.P., 741,158 shares held by Redleaf Venture II, L.P., 67,760 shares held by Redleaf Associates I, L.P. and 64,422 shares held by Redleaf Group, L.L.C. Mr. Mahaffey is a general partner of the general partner of Redleaf Venture I, L.P., Redleaf Venture II, L.P. and Redleaf Associates I, L.P and the chief executive officer of Redleaf Group, L.L.C. He disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(3) Includes 897,016 shares held by Walden-SBIC, L.P. and 299,025 shares held by Walden Technology Ventures II, L.P.
(4) Includes 897,016 shares held by Walden-SBIC, L.P. and 299,025 shares held by Walden Technology Ventures II, L.P. These funds are affiliated with Walden Media and Information Technology Fund, L.P., of which Mr. Eskenazi is a manager and general partner. Mr. Eskenazi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(5) Includes 143,523 shares held by HarbourVest Partners LLC.
(6) Includes options to purchase 8,334 shares that are currently exercisable within 60 days of February 29, 2000.
(7) Includes options to purchase 21,876 shares that are currently exercisable within 60 days of February 29, 2000.
(8) Includes options to purchase 20,834 shares that are currently exercisable within 60 days of February 29, 2000.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 29, 2000. The shares issuable pursuant to these options are deemed outstanding for purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for purposes of computing the percentage ownership of each other person. The number of shares listed in the table above for all directors and executive officers as a group includes 362,074 outstanding shares and options to purchase 267,925 shares that are currently exercisable within 60 days of February 29, 2000 held by executive officers not named in the table. Unless otherwise indicated, the address of each person named in the above table is c/o Moai Technologies, Inc., 25 Lusk Street, San Francisco, CA 94107.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, we will be authorized to issue 150,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description of our capital stock is intended to be a summary and does not describe all provisions of our certificate of incorporation or bylaws or Delaware law applicable to us. For a more thorough understanding of the terms of our capital stock, you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    As of February 29, 2000, there were 32,109,583 shares of common stock outstanding held by approximately 87 stockholders, which reflects the issuance of 1,872,659 shares of Series D preferred stock in March 2000 and the conversion of all outstanding shares of preferred stock, including the shares of Series D preferred stock issued in March 2000, into common stock. In addition, as of February 29, 2000, there were options outstanding to purchase 2,842,413 shares of common stock and warrants outstanding to purchase 169,114 shares of common stock at an exercise price of $1.11 per share. Since February 29, 2000 through April 11, 2000, we have granted options to purchase an aggregate of 1,804,446 shares of common stock at a weighted average exercise price of $6.17 per share. Since February 29, 2000 through April 11, 2000, we have issued warrants to purchase 292,266 shares of common stock at a weighted average exercise price of $8.01 per share, 262,266 of which are expected to be exercised prior to the closing of this offering. Upon completion of this
offering, there will be    shares of common stock outstanding, assuming no
exercise of the underwriters' overallotment option and no additional exercise of outstanding warrants and options under our stock plans.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

    Upon the closing of this offering, all outstanding shares of preferred stock, including the 1,872,659 shares of Series D preferred stock issued in March 2000 and the 262,266 shares of series D preferred stock expected to be issued upon exercise of warrants prior to the closing of this offering, will be converted on a one-for-one basis into 24,568,988 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Registration Rights

    The holders of 24,688,390 shares of common stock and warrants to purchase 465,107 shares of common stock are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of these "registrable securities." Subject to limitations specified in the agreement, these registration rights include the following:

    The holders of at least 50% of the outstanding registrable securities may require, on one occasion beginning six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale, provided that the aggregate offering price for these registrable securities is at least $10,000,000. This right is subject to the ability of the underwriters to limit the number of shares included in that offering in view of market conditions.

    If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in that registration. This right is subject to the ability of the underwriters to limit the number of shares included in this offering in view of market conditions.

    The holders of at least 25% of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on Form S-3 when use of this form becomes available to us, provided that the proposed aggregate offering price is at least $1,000,000. The holders of registrable securities may not exercise this right if we have already effected one Form S-3 registration previously demanded by the holders of registrable securities during the preceding twelve-month period.

    We will bear all registration expenses other than underwriting discounts and commissions, except in the case of registrations on Form S-3. All registration rights terminate on the date seven years following the closing of this offering, or, with respect to each holder of registrable securities, at the time when the holder is entitled to sell all of its shares in any three month period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

    Provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Moai to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation could result in an improvement of their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which the person became an interested stockholder prior to the date the interested stockholder attained this status;

  . upon consummation of the transaction that resulted in the person's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or after the date of the business combination, it is approved by the board of directors and authorized at an annual or special meeting of stockholders.

    A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the board of directors to be divided into two classes, with staggered two-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other class continuing for the remainder of its two-year term.

    In addition, our bylaws will provide that special meetings of stockholders can be called only by the board of directors, the chairman of the board, if any, and our Chief Executive Officer. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the board of directors, the chairman of the board, if any, or our Chief Executive Officer. The bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directions and with regard to business to be brought before an annual meeting of our stockholders.

    These provisions, which require the vote of stockholders holding at least two thirds of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is     . The transfer
agent's address and telephone number is     .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have      outstanding shares of
common stock, based on 20,236,924 shares of common stock outstanding as of February 29, 2000, as adjusted to include the 1,872,659 shares of Series D preferred stock issued in March 2000 and 262,266 shares of Series D preferred stock expected to be issued upon exercise of warrants prior to the closing of
this offering. Of these shares, the     shares sold in this offering, plus any
shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include executive officers, directors or 10% stockholders. Shares purchased by affiliates will remain subject to the resale limitations of Rule 144.

    The remaining 32,371,849 shares outstanding prior to the offering are restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

    Our directors, executive officers and securityholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until these agreements expire or are waived by FleetBoston Robertson Stephens Inc. These agreements are more fully described in "Underwriting." Taking into account the lock-up agreements, and assuming FleetBoston Robertson Stephens Inc. does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  .  Beginning on the effective date of this prospectus, only the    shares
     sold in this offering will be immediately available for sale in the public market.

  . Beginning 180 days after the effective date, about 7,801,986 shares will be eligible for sale pursuant to Rule 701, of which 6,747,280 are held by affiliates.

  . Beginning 180 days after the effective date, about 115,440 shares will be eligible for sale pursuant to Rule 144(k), none of which are held by affiliates.

  . Beginning 180 days after the effective date, about 19,862,630 shares will be eligible for sale subject to volume, manner of sale and other limitations under Rule 144, of which 13,498,524 are held by affiliates.

  . The remaining 4,591,793 shares will be eligible for sale pursuant to Rule 144 upon the expiration of various one-year holding periods during the six months following 180 days after the effective date, 855,684 of which are held by affiliates.

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  one percent of the number of shares of common stock then outstanding
     which will equal about    shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date of this offering to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 2000 stock plan, 1997 stock plan, 2000 executive incentive plan, 2000 employee stock purchase plan, 2000 directors' stock option plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of February 29, 2000 there were outstanding options for the purchase of 2,842,413 shares of common stock, of which options to purchase 147,951 shares were exercisable. Since February 29, 2000 through April 11, 2000, we have granted, options to purchase 1,804,446 shares.

                                  UNDERWRITING

    We are offering the shares of common stock described in this prospectus through a number of underwriters. FleetBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. We entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we agreed to sell to the underwriters, and each underwriter separately agreed to purchase from us, the number of shares of common stock listed next to its name below at the public offering price, less the underwriting discount described on the cover page of this prospectus:

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   FleetBoston Robertson Stephens Inc................................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.............................................
                                                                          ---

     Total...........................................................
                                                                          ===

    The underwriting agreement provides that the underwriters must buy all of these shares from us if they buy any of them. The underwriters will sell these shares to the public when and if the underwriters buy them from us. The underwriters are offering the common stock subject to a number of conditions, including:

  .  the underwriters' receipt and acceptance of the common stock from us;
     and

  .  the underwriters' right to reject orders in whole or in part.

FleetBoston Robertson Stephens Inc. expects to deliver the shares of common
stock to purchasers on    , 2000.

    Over-allotment option. We have granted the underwriters an option to buy up
to     additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option only to the extent that they sell more than the total number of shares shown in the table above. The underwriters may exercise this option at any time within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, the underwriters will be obligated to purchase the additional shares from us in the same proportions as they purchased the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the other shares are sold.

    Stock market listing. We expect our common stock will be quoted on the Nasdaq National Market under the symbol "MOAI."

    Determination of offering price. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price will include:

  . the valuation multiples of publicly-traded companies that the representatives believe are comparable to us;

  .  our financial information;

  .  our history and prospects and the outlook for our industry;

  . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

  . the present state of our development and the progress of our business plan; and

  . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for our shares may not develop. Even if an active market does develop, the public price at which our shares trade in the future may be below the offering price.

    Underwriting discounts and commissions. The underwriting discount is the difference between the price the underwriters pay to us and the price at which the underwriters initially offer the shares to the public. The size of the underwriting discount is determined through an arms-length negotiation between us and the representatives. The following table shows the per share and total underwriting discount we will allow to the underwriters. These amounts are shown assuming no exercise and full exercise of the underwriters' over-allotment option described above:

                                                                 Total
                                                       -------------------------
                                                       No Exercise Full Exercise
                                             Per Share  of Option    of Option
                                             --------- ----------- -------------
   Public offering price....................   $          $            $
   Underwriting discount....................   $          $            $
   Proceeds, before expenses, to us.........   $          $            $

    The expenses of this offering, not including the underwriting discount, are
estimated to be approximately $     and will be paid by us. Expenses include
the SEC filing fee, the NASD filing fee, Nasdaq listing fees, printing expenses, legal and accounting fees, transfer agent and registrar fees, directors' and officers' insurance fees and other miscellaneous fees and expenses.

    Lock-up agreements. We and our executive officers, directors and all of our stockholders, have agreed, with exceptions, not to sell or transfer any shares of our common stock for 180 days after the date of this prospectus without first obtaining the written consent of FleetBoston Robertson Stephens Inc. Specifically, we and these other individuals have agreed not to, directly or indirectly:

  . offer to sell, contract to sell, or otherwise sell or dispose of any shares of our common stock;

  . loan, pledge or grant any rights with respect to any shares of our common stock;

  . engage in any hedging or other transaction that might result in a disposition of shares of our common stock by anyone;

  .  execute any short sale, whether or not against the box; or

  . purchase, sell or grant any put or call option or other right with respect to our common stock or with respect to any security other than a broad-based market basket or index that includes, relates to or derives any significant part of its value from our common stock.

    These lock-up agreements apply to shares of our common stock and also to any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. These lock-up agreements generally apply to all such securities that are owned or later acquired by the persons executing the agreements, except for securities acquired on the open market. In addition, we have agreed with FleetBoston Robertson Stephens Inc. that, to the extent that we have separate lock-up agreements with some of our stockholders, we will not consent to the stockholders' disposition of any shares subject to those separate lock up agreements prior to the expiration of the lock-up period. However, FleetBoston Robertson Stephens Inc. may release any of us from these agreements at any time during the 180 day period, in its sole discretion and without notice, as to some or all of the shares covered by these agreements. Currently, there are no agreements between the representatives and us or any of our stockholders to release any of us from the lock-up agreements during such 180 day period.

    Indemnification of the underwriters. We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

    Dealers' compensation. The underwriters initially will offer our shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than
$   per share. The underwriters may also allow, and any other dealers may
reallow, a concession of not more than $     per share to some other dealers.
If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. A change in the public offering price will not affect the amount of proceeds that we receive.

    Discretionary accounts. The underwriters have advised us that they do not expect to sell more than 5% of the total number of shares in this offering to accounts over which they exercise discretionary authority.

    Directed share program. At our request, the underwriters have reserved for
sale, at the initial public offering price, up to     shares, or 5%, of the
shares of our common stock offered by this prospectus for sale to some of our directors, officers and employees and their family members, and other persons with relationships with us. The number of shares of our common stock available for sale to the general public will be reduced to the extent those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering may be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

    Online activities. A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters of this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

    In particular, a copy of the prospectus in electronic format will be made available on the internet web sites hosted by E*OFFERING Corp., E*TRADE Securities, Inc., Merrill Lynch and DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. E*TRADE will accept conditional offers to purchase shares from all of its customers that pass and complete an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amounts of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. In addition, Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. Other than the prospectus in electronic format, information on these web sites is not a part of this prospectus and you should not rely on it in making a decision to invest in our shares.

    Stabilization and other transactions. The rules of the SEC generally prohibit the underwriters from trading in our common stock on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our common stock to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  . Stabilizing transactions consist of bids or purchases made by the lead representative for the purpose of preventing or slowing a decline in the market price of our common stock while this offering is in progress.

  . Short sales and over-allotments occur when the representatives, on behalf of the underwriting syndicate, sell more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the representatives may exercise the over-allotment option described above and/or they may engage in syndicate covering transactions.

  . Syndicate covering transactions are bids for or purchases of our common stock on the open market by the representatives on behalf of the underwriters in order to reduce a short position incurred by the representatives on behalf of the underwriters.

  . A penalty bid is an arrangement permitting the representatives to reclaim the selling concession that would otherwise accrue to an underwriter if the common stock originally sold by that underwriter was later repurchased by the representatives and therefore was not effectively sold to the public by such underwriter.

    If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Passive market making. Following the pricing of this offering, and until the commencement of any stabilizing bid, underwriters and dealers who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions. Passive market making is allowed during the period when the SEC's rules would otherwise prohibit market activity by the underwriters and dealers who are participating in this offering. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for our common stock; but if all independent bids are lowered below the passive market maker's bid, the passive market maker must also lower its bid once it exceeds specified purchase limits. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in our common stock during a specified period and must be discontinued when such limit is reached. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    Some of the underwriters have in the past and may in the future perform financial advisory services for us. In November 1999, we entered into an engagement letter with BancBoston Robertson Stephens Inc., the predecessor of FleetBoston Robertson Stephens Inc., to serve as the placement agent in connection with our Series D preferred stock financing. In connection with the engagement letter, we paid BancBoston Robertson Stephens Inc. an aggregate of $1.5 million and issued Robertson Stephens & Company, an affiliate of FleetBoston Robertson Stephens Inc., warrants to purchase an aggregate of 31,210 shares of Series D preferred stock. In addition, MLBC, Inc., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, purchased 124,843 shares of Series D preferred stock from us in March 2000 for an aggregate purchase price of $1.0 million on the same terms and conditions as the other purchasers of our Series D preferred stock. Merrill Lynch, Pierce, Fenner & Smith Incorporated did not act as a placement agent or in any similar capacity in connection with our Series D financing.

                                 LEGAL MATTERS

    The validity of the common stock in this offering will be passed upon by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Donald M. Keller, Jr., a Director of Venture Law Group, is our Secretary. Legal matters in connection with this offering will be passed upon for the underwriters by O'Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, San Francisco, California 94111. As of the date of this prospectus, attorneys of Venture Law Group and an investment partnership controlled by Venture Law Group beneficially own an aggregate of 138,172 shares of our common stock.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                    ADDITIONAL INFORMATION AVAILABLE TO YOU

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information with respect to us and our common stock being offered, see the registration statement and its exhibits and schedules. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission located at Room 1024, 450 Fifth Street, Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Information on the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                            MOAI TECHNOLOGIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity (Deficit) .............................. F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Moai Technologies, Inc.

    The reincorporation described in Note 11 to the financial statements has not been consummated at April 12, 2000. When it has been consummated, we will be in a position to furnish the following report:

      "In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Moai Technologies, Inc., (the "Company") at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

                                          PricewaterhouseCoopers LLP

San Jose, California
April 12, 2000

                            MOAI TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                     (in thousands, except per share data)

                                                                    Pro Forma
                                                                  Stockholders'
                                                 December 31,       Equity at
                                               -----------------  December 31,
                                                1998      1999        1999
                                               -------  --------  -------------
                                                                   (unaudited)
Assets
Current assets:
 Cash and cash equivalents...................  $ 2,038  $  5,158
 Short-term investments......................    1,154     1,233
 Accounts receivable, less allowance for
   doubtful accounts of $0 and $110 at
   December 31, 1998 and 1999................      162     1,368
 Prepaid expenses and other current assets...       88       691
                                               -------  --------
  Total current assets.......................    3,442     8,450
Property and equipment, net..................      398     1,934
Other assets.................................       45       528
                                               -------  --------
  Total assets...............................  $ 3,885  $ 10,912
                                               =======  ========
Liabilities, mandatorily redeemable
  convertible preferred stock and
  stockholders' equity (deficit)
Current liabilities:
 Accounts payable............................  $   121  $    851
 Accrued liabilities.........................       92     1,679
 Deferred revenue, current...................      150     1,924
 Capital lease obligations, current..........       48       276
                                               -------  --------
  Total current liabilities..................      411     4,730
Deferred revenue, long-term..................       90        72
Capital lease obligations, long-term.........       68       355
                                               -------  --------
  Total liabilities..........................      569     5,157
                                               -------  --------
Mandatorily redeemable convertible preferred
  stock, $0.0002 par value; 20,959 shares
  authorized; 12,083 and 19,978 shares issued
  and outstanding as at December 31, 1998 and
  1999; no shares issued and outstanding pro
  forma; liquidation value, $20,750..........    5,714    20,645    $    --
                                               -------  --------    --------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
 Common stock: $0.0002 par value; 40,000
   shares authorized; 7,181 and 7,533 shares
   issued and outstanding as at December 31,
   1998 and 1999; 27,511 shares issued and
   outstanding pro forma.....................        2         2           6
 Additional paid-in capital..................       74     6,269      26,910
 Deferred stock-based compensation...........      --     (4,447)     (4,447)
 Note receivable from stockholder............      (44)      (44)        (44)
 Accumulated deficit.........................   (2,430)  (16,670)    (16,670)
                                               -------  --------    --------
  Total stockholders' equity (deficit).......   (2,398)  (14,890)   $  5,755
                                               -------  --------    ========
   Total liabilities, mandatorily redeemable
     convertible preferred stock and
     stockholders' equity (deficit)..........  $ 3,885  $ 10,912
                                               =======  ========

   The accompanying notes are an integral part of these financial statements.

                            MOAI TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                    Years Ended December 31,
                                                   ----------------------------
                                                    1997      1998      1999
                                                   -------- --------  ---------
Revenues:
 License fees and support........................  $    50  $     38  $     759
 Services........................................       10        22        405
                                                   -------  --------  ---------
  Total revenues.................................       60        60      1,164
                                                   -------  --------  ---------
Costs of revenues:
 License fees and support (excludes $137 of
   stock-based compensation in 1999).............      --        --         268
 Services (excludes $202 of stock-based
   compensation in 1999).........................        6        29      1,208
 Stock-based compensation........................      --        --         339
                                                   -------  --------  ---------
  Total costs of revenues........................        6        29      1,815
                                                   -------  --------  ---------
Gross profit (loss)..............................       54        31       (651)
Operating expenses:
 Sales and marketing (excludes $563 of stock-
   based compensation in 1999)...................       26       930      7,119
 Research and development (excludes $347 of
   stock-based compensation in 1999).............       92       816      3,552
 General and administrative (excludes $301 of
   stock-based compensation in 1999).............      166       575      1,895
 Stock-based compensation........................      --        --       1,211
                                                   -------  --------  ---------
  Total operating expenses.......................      284     2,321     13,777
                                                   -------  --------  ---------
Loss from operations.............................     (230)   (2,290)   (14,428)
Interest income..................................      --         59        306
Interest expense.................................      --        --         (37)
Other income (expense), net......................       (5)      (10)       (81)
                                                   -------  --------  ---------
Net loss.........................................  $  (235) $ (2,241) $ (14,240)
                                                   =======  ========  =========
Net loss per share:
 Basic and diluted...............................  $ (0.14) $  (0.75) $   (3.12)
                                                   =======  ========  =========
 Weighted average shares.........................    1,730     2,984      4,559
                                                   =======  ========  =========
Pro forma net loss per share (unaudited):
 Basic and diluted...............................                     $   (0.69)
                                                                      =========
 Weighted average shares.........................                        20,633
                                                                      =========

   The accompanying notes are an integral part of these financial statements.

                            MOAI TECHNOLOGIES, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                                                   Note
                          Common Stock  Additional   Deferred   Receivable                   Total
                          -------------  Paid-In   Stock-Based     from     Accumulated  Stockholders'
                          Shares Amount  Capital   Compensation Stockholder   Deficit   Equity (Deficit)
                          ------ ------ ---------- ------------ ----------- ----------- ----------------
Balance at January 1,
  1997..................  4,950   $  1    $    8     $   --        $--       $     46       $     55
Issuance of common stock
  for cash and notes
  receivable............  2,183    --         66         --         (44)          --              22
Net loss................    --     --        --          --         --           (235)          (235)
                          -----   ----    ------     -------       ----      --------       --------
Balance at December 31,
  1997..................  7,133      1        74         --         (44)         (189)          (158)
Exercise of common stock
  options...............     48      1       --          --         --            --               1
Net loss................    --     --        --          --         --         (2,241)        (2,241)
                          -----   ----    ------     -------       ----      --------       --------
Balance at December 31,
  1998..................  7,181      2        74         --         (44)       (2,430)        (2,398)
Exercise of common stock
  options...............    332    --         25         --         --            --              25
Issuance of common stock
  for services..........     20    --        173         --         --            --             173
Deferred stock-based
  compensation..........    --     --      6,067      (6,067)       --            --             --
Amortization of deferred
  stock-based
  compensation..........    --     --        --        1,550        --            --           1,550
Stock option
  cancellations.........    --     --        (70)         70        --            --             --
Net loss................    --     --        --          --         --        (14,240)       (14,240)
                          -----   ----    ------     -------       ----      --------       --------
Balance at December 31,
  1999..................  7,533   $  2    $6,269     $(4,447)      $(44)     $(16,670)      $(14,890)
                          =====   ====    ======     =======       ====      ========       ========

   The accompanying notes are an integral part of these financial statements.

                            MOAI TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                    Years Ended December 31,
                                                   ----------------------------
                                                    1997      1998      1999
                                                   -------- --------  ---------
Cash flows from operating activities:
Net loss.........................................  $  (235) $ (2,241) $ (14,240)
Adjustments to reconcile net loss to net cash
  used in operating activities:
 Depreciation and amortization...................      --         74        351
 Stock-based compensation........................      --        --       1,550
 Issuance of common stock for services...........      --        --         173
 Provision for doubtful accounts.................      --        --         110
 Changes in assets and liabilities:
  Accounts receivable............................        9      (135)    (1,316)
  Prepaid expenses and other current assets......      --        (88)      (603)
  Other assets...................................       13       (44)      (483)
  Accounts payable...............................       64        57        730
  Accrued liabilities............................       64        28      1,587
  Deferred revenue...............................      --        240      1,756
                                                   -------  --------  ---------
   Net cash used in operating activities.........      (85)   (2,109)   (10,385)
                                                   -------  --------  ---------
Cash flows from investing activities:
Purchase of short-term investments...............      --     (1,154)    (1,233)
Proceeds from sale of short-term investments.....      --        --       1,154
Purchase of property and equipment...............      (17)     (312)    (1,186)
                                                   -------  --------  ---------
   Net cash used in investing activities.........      (17)   (1,466)    (1,265)
                                                   -------  --------  ---------
Cash flows from financing activities:
Proceeds from issuance of mandatorily redeemable
  convertible preferred stock, net of issuance
  costs..........................................      998     4,466     14,931
Proceeds from issuance of common stock...........       22         1         25
Proceeds from issuance of convertible promissory
  note...........................................      250       --         --
Principal payments on capital lease obligations..      --        (27)      (186)
                                                   -------  --------  ---------
   Net cash provided by financing activities.....    1,270     4,440     14,770
                                                   -------  --------  ---------
Net increase in cash and cash equivalents........    1,168       865      3,120
Cash and cash equivalents at beginning of
  period.........................................        5     1,173      2,038
                                                   -------  --------  ---------
Cash and cash equivalents at end of period.......  $ 1,173  $  2,038  $   5,158
                                                   =======  ========  =========
Supplemental cash flow disclosures:
Cash paid for interest...........................  $   --   $    --   $      37
                                                   =======  ========  =========
Supplemental disclosure of non-cash activities:
Issuance of common stock for stockholder note
  receivable.....................................  $    44  $    --   $     --
                                                   =======  ========  =========
Property and equipment acquired under capital
  leases.........................................  $   --   $    143  $     701
                                                   =======  ========  =========
Deferred stock-based compensation................  $   --   $    --   $   6,067
                                                   =======  ========  =========
Conversion of promissory note to mandatorily
  redeemable convertible preferred stock.........  $   250  $    --   $     --
                                                   =======  ========  =========

   The accompanying notes are an integral part of these financial statements.

                            MOAI TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 The Company and Summary of Significant Accounting Policies:

 The Company

    Moai Technologies, Inc. (the "Company") was incorporated in Colorado in 1995 and reincorporated in California in 1997. The Company is a provider of negotiated eCommerce solutions for online auctions, online procurement and eMarketplaces. The Company's LiveExchange solution is designed to enable companies to create scalable, flexible trading exchanges and online auctions with broad functionality to rapidly increase revenues, cut costs and strengthen their competitive position. The LiveExchange solution provides strategic and operational advantages to a variety of industries including computer/high tech, transportation and logistics, wholesale distribution and manufacturing. The Company sells primarily to end-user accounts through its own sales representatives, who are teamed with technical sales engineers. See the reincorporation described in Note 11.

 Use of estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

    The Company's revenues are comprised of license fees and support and services. The Company typically licenses its software for periods of one to five years in exchange for annual licensing fees, which are generally due at the beginning of each year of the arrangement. The license and support fee comprises a fixed annual amount, a scalable fee or a combination thereof (the "Subscription Arrangement"). Scalable fees are based on the value or volume of transactions enabled or the number of web sites deployed by a customer. The license and support fee entitles the customer to a license to the software, telephone support, bug fixes and major and minor upgrades. The Company does not sell support separately. Services revenues include fees for consulting, training and hosting services.

  Licenses

    The Company recognizes the fixed annual fee related to its licenses and support ratably over the term of the licensing arrangement from the date of delivery of the software provided there is a signed contract, the fee is fixed and determinable and collection is probable. The costs directly related to the Subscription Arrangement, including third party royalties and sales commissions, are deferred until delivery and then charged to cost of revenues and sales and marketing expense ratably over the terms of the Subscription Arrangement. A portion of the scalable fees, which have not been significant to date, are recognized upon receipt based on the ratio of the elapsed portion of the term of the licensing arrangement to the total term of the arrangement. The remainder of the scalable fees is recognized ratably over the remaining term of the Subscription Arrangement.

    When a Subscription Arrangement includes a specified minor or major upgrade, all of the Subscription Arrangement fee is deferred until the upgrade is delivered. A portion of the fee is recognized upon delivery of the upgrade based on the ratio of the elapsed portion of the term of the licensing arrangement to the total term of the arrangement. The remainder of the Subscription Arrangement fee is recognized ratably over the remaining term of the Subscription Arrangement.

                            MOAI TECHNOLOGIES, INC.

  Services

    Revenues for hosting are recognized ratably over the life of the contract. Revenues and related costs for consulting or training are recognized when the related services are performed. When the Company's Subscription Arrangements also include consulting, training or hosting services, the total arrangement fee is allocated to the Subscription Arrangement and each service element based on the price for which the Subscription Arrangement and services are sold separately. The fees allocated to each element are recognized as revenue as described above. Services revenues and related costs for significant customization are deferred until the services are completed and then recognized ratably over the term of the related license. Services rendered in conjunction with scalable fees are recognized on the same basis as the scalable fees described above.

  Deferred revenue

    Deferred revenues include the unamortized portion of the fees due or received related to Subscription Arrangements and related services, which have not been earned.

 Financial instruments

    Cash equivalents represent commercial paper, money market funds, cash and certificates of deposit with original or remaining maturities at the date of purchase of three months or less. The carrying amounts reported for cash and cash equivalents are considered to approximate fair values based upon the short maturities of those financial instruments.

    Short-term investments are classified as available for sale and have maturities of one year or less as of the date of the balance sheet. The carrying amount of the Company's short term investments, which are comprised of commercial paper, certificates of deposit, and corporate debt obligations, approximates fair value. Realized gains and losses on short-term investments are calculated using the specific identification method. There were no realized gains and losses in 1997, 1998, and 1999, and no unrealized holding gains and losses at December 31, 1997, 1998 and 1999 (see Note 2).

    The carrying amounts of certain of the Company's other financial instruments including accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities. The carrying amounts of capital lease obligations approximate fair value based on the terms of similar borrowing arrangements available to the Company.

 Risks and uncertainties

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. The Company deposits cash, cash equivalents and short term-investments with financial institutions that management considers credit worthy. The Company's accounts receivable are derived primarily from revenue earned from customers located in the United States of America. The Company evaluates customer ability to pay on a case-by-case basis and, if appropriate, requires payment in advance for a portion of the Subscription Arrangement. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

                            MOAI TECHNOLOGIES, INC.

    The following table summarizes revenues from customers in excess of 10% of total revenues:

                                                                 1997  1998  1999
                                                                 ----  ----  ----
   Customer A...................................................  58%   60%  --
   Customer B...................................................  42%  --    --
   Customer C................................................... --     13%   11%

    At December 31, 1998, Customer C accounted for 60% of total accounts receivable, and a separate customer accounted for 15% of total accounts receivable. At December 31, 1999, no individual customers accounted for more than 10% of total accounts receivable.

    The Company has derived all of its revenues from one product, LiveExchange.

    The Company's LiveExchange products, rely on Java application server and database connectivity technology licensed by a third party supplier. This supplier is the sole provider to the Company for this technology. The agreement expires June 30, 2000, but may be renewed upon mutual agreement of the parties. If the third-party supplier does not renew the agreement, the Company will be required to obtain similar technology from other parties, which may not be available to the Company on commercially reasonable terms.

 Research and development

    Research and development costs are expensed as incurred.

 Software development costs

    Costs related to research and development of new software products are charged to research and development expenses as incurred. Software development costs are capitalized beginning when a product's technological feasibility has been established, which to date has been when the Company has a working model of the software, and ending when a product is available for general release to customers. Substantially all development costs are incurred prior to establishing a working model. As a result, the Company has not capitalized any software development costs. Any costs that would be capitalized would be amortized on a straight line basis over their expected useful lives.

 Advertising costs

    The Company expenses advertising costs as incurred. During 1998 and 1999, the Company incurred $16,000 and $1,842,000 of advertising costs, respectively. There were no advertising costs incurred in 1997.

 Property and equipment

    Property and equipment are stated at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, generally three to five years. Useful lives are as follows: computers three years; equipment-five years; furniture-five years; software-three years; leasehold improvements-five years, or the shorter of the lease term of the respective assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the period realized.

                            MOAI TECHNOLOGIES, INC.

 Internal use software costs

    Effective January 1, 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." During 1999, the Company capitalized $381,000 of software purchased for internal use.

 Long-lived assets

    The Company reviews property and equipment for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of its carrying amount to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value arising from the asset.

 Stock-based compensation

    The Company records deferred stock-based compensation related to the grant of options to purchase its common stock to employees in an amount equal to the excess of the fair value of its common stock over the exercise price of an option at the date of grant. The deferred stock-based compensation is charged to stock- based compensation expense over the vesting period the related employee stock option becomes exercisable using the multiple option approach.

    Options to purchase common stock granted to nonemployees and warrants to purchase common or preferred stock granted to nonemployees or strategic partners that are fully vested and exercisable are valued using the Black-Scholes pricing model. The related stock-based compensation is charged to operations immediately or ratably over the term of any related agreement. When options or warrants to purchase the Company's common stock that are not vested and exercisable are granted to nonemployees or strategic partners, the unvested portion of the option or warrant is valued at the end of each accounting period using the Black-Scholes pricing model. The related stock-based compensation is charged to operations over the period the option or warrant vests and becomes exercisable using the multiple option approach.

 Income taxes

    Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

 Net loss per share

    Basic net loss per share is computed by dividing the net loss for the period by the weighted average shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period. Potential common shares consist of the incremental number of common shares issuable upon conversion of mandatorily redeemable convertible preferred stock (using the "as-if converted method"), common shares issuable upon the exercise of stock options (using the treasury stock method) and common shares subject to repurchase by the Company. The calculation of diluted net loss per share excludes potential common shares if their effect is anti-dilutive.

                            MOAI TECHNOLOGIES, INC.

    The following table sets forth the computation of basic and diluted net loss per share for the periods indicated:

                                                     1997     1998      1999
                                                    -------  -------  --------
                                                     (in thousands, except
                                                        per share data)
Net loss..........................................  $  (235) $(2,241) $(14,240)
                                                    -------  -------  --------
Weighted average common shares....................    5,080    7,146     7,213
Weighted average unvested common shares subject to
  repurchase......................................   (3,350)  (4,162)   (2,654)
                                                    -------  -------  --------
Denominator for basic and diluted calculation.....    1,730    2,984     4,559
                                                    -------  -------  --------
Net loss per share--basic and diluted.............  $ (0.14) $ (0.75) $  (3.12)
                                                    =======  =======  ========

    The following table sets forth the weighted average potential common shares that are excluded from the calculation of diluted net loss per share as their effect is anti-dilutive:

                                                             1997   1998   1999
                                                             ----- ------ ------
                                                               (in thousands)
Weighted average effect of anti-dilutive securities:
 Mandatorily redeemable convertible preferred stock.........   199  8,164 16,074
 Stock options..............................................   --     980  2,507
 Warrants...................................................    22    618    702
 Common stock subject to repurchase......................... 3,350  4,162  2,654
                                                             ----- ------ ------
                                                             3,571 13,924 21,937
                                                             ===== ====== ======

 Pro forma stockholders' equity (unaudited)

    Effective upon the closing of the Company's initial public offering, the outstanding shares of mandatorily redeemable convertible preferred stock will convert into 19,978,000 shares of common stock. The pro forma effect of this transaction is unaudited and has been reflected in the accompanying pro forma Stockholders' Equity as of December 31, 1999.

    The Series D mandatorily redeemable convertible preferred stock (see Note
11) has not been reflected in the accompanying pro forma stockholders' equity as of December 31, 1999. Also effective upon the closing of its initial public offering, the Company will be authorized to issue 150,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.

 Pro forma net loss per share (unaudited)

    Pro forma net loss per share for the year ended December 31, 1999, is computed using the weighted average number of common shares outstanding, including the assumed automatic conversion of the Company's mandatorily redeemable convertible preferred stock, into shares of the Company's common stock effective upon the closing of an initial public offering, as if such conversions occurred on January 1, 1999, or at the date of original issuance, if later. The resulting unaudited pro forma adjustment includes an increase in the weighted average shares used to compute basic and diluted net loss per share of 16,074,000 for 1999. The calculation of pro forma diluted net loss per share excludes other potential common shares as the effect is anti-dilutive. Other pro forma potential common shares are comprised of incremental common stock issuable upon the exercise of stock options, warrants and common stock subject to repurchase. The pro forma effects of these transactions are unaudited and have been reflected in the accompanying statement of operations for 1999.

                            MOAI TECHNOLOGIES, INC.

 Segment information

    The Company provides information to its chief decision maker using one measurement of profitability for its business and derives all its revenues from its LiveExchange products and related services.

 Comprehensive income (loss)

    Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. There were no differences between net loss for 1997, 1998 and 1999 and the comprehensive loss for each of these periods.

 Recent accounting pronouncements

    In June 1998, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivatives Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133." SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently, nor does it intend in the future, to use derivative instruments. The Company is evaluating the impact that the adoption of SFAS No. 133 will have on its financial position or results of operations.

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC and is effective in the second quarter of 2000. The Company complies with SAB 101.

NOTE 2 Balance Sheet Components:

                                                        December 31,
                                             -----------------------------------
                                                   1998              1999
                                             ----------------- -----------------
                                              Cost  Fair Value  Cost  Fair Value
                                             ------ ---------- ------ ----------
                                                       (in thousands)
Cash and cash equivalents
Cash........................................ $  217   $  217   $  146   $  146
Certificates of deposit.....................    --       --       155      155
Money market................................  1,374    1,374    4,857    4,857
Commercial paper............................    447      447      --       --
                                             ------   ------   ------   ------
                                             $2,038   $2,038   $5,158   $5,158
                                             ======   ======   ======   ======
Short-term investments
Certificates of deposit..................... $  498   $  498   $  237   $  237
Commercial paper............................    --       --       996      996
Corporate bonds.............................    656      656      --       --
                                             ------   ------   ------   ------
                                             $1,154   $1,154   $1,233   $1,233
                                             ======   ======   ======   ======

                            MOAI TECHNOLOGIES, INC.

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
                                                               (in thousands)
Property and equipment, net:
Computers and equipment....................................... $  272  $  1,460
Furniture and fixtures........................................    112       343
Internal-use software.........................................     81       455
Leasehold improvements........................................      7        44
                                                               ------  --------
                                                                  472     2,302
Less: Accumulated depreciation and amortization...............    (74)     (368)
                                                               ------  --------
                                                               $  398  $  1,934
                                                               ======  ========

    Property and equipment includes $143,000 and $844,000 of computer equipment under capital leases at December 31, 1998 and 1999, respectively. Accumulated amortization of assets under capital leases totaled $24,000 and $213,000 at December 31, 1998 and 1999, respectively.

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
                                                               (in thousands)
Accrued liabilities:
Accrued compensation.......................................... $    4  $    643
Accrued consulting............................................    --        497
Accrued marketing.............................................    --        336
Professional services.........................................     44       117
Sublease security deposit.....................................     28       --
Other.........................................................     16        86
                                                               ------  --------
                                                               $   92  $  1,679
                                                               ======  ========

NOTE 3 Income Taxes:

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
                                                               (in thousands)
Net operating loss carryforwards.............................. $  930  $  5,268
Allowance for doubtful accounts...............................    --         44
Accrued liabilities...........................................    --         67
                                                               ------  --------
Total deferred tax assets.....................................    930     5,379
Less: Valuation allowance.....................................   (930)   (5,379)
                                                               ------  --------
 Net deferred tax asset....................................... $  --   $    --
                                                               ======  ========

    The valuation allowance in 1997 was $70,000, which represented a $70,000 increase from 1996.

                            MOAI TECHNOLOGIES, INC.

    The principal items accounting for the difference between the federal, state and effective tax rates are as follows:

                                                            1997   1998   1999
                                                            ----   ----   ----
Federal statutory rate..................................... (34)%  (34)%  (34)%
State taxes................................................  (5)    (5)    (5)
Valuation allowance........................................  40     41     37
Stock-based compensation................................... --     --       5
Other......................................................  (1)    (2)    (3)
                                                            ---    ---    ---
Effective.................................................. --  %  --  %  --  %
                                                            ===    ===    ===

    Due to uncertainty surrounding the realization of the deferred tax assets, the Company has placed a full valuation allowance against its deferred tax assets. At such time as it is determined that it is more likely than not the deferred tax assets are realizable, the valuation allowance will be reduced.

    At December 31, 1999, the Company has federal and state net operating loss carryforwards of approximately $13,300,000 available to reduce future taxable income, which begin to expire in 2010 and 2001 and expire through 2014 and 2004, respectively.

    The utilization of the NOLs is subject to annual limitations including limitations arising from a greater than 50% change in the ownership of the Company over a three year period. The amount of such limitations, if any, has not yet been determined.

NOTE 4 Related Party Transactions:

    One of the Company's outside legal firms is also a holder of Series B and C mandatorily redeemable convertible preferred stock and common stock (less than 1% aggregate ownership). Fees paid to the firm during 1999 totaled $201,000 and the amount payable at December 31, 1999 was $63,000.

    At December 31, 1999, the Chief Executive Officer had a note payable to the Company of approximately $44,000 for the purchase of the Company's common stock. The note accrues interest at a rate of 6.10% per year and is due when the Company's repurchase option with respect to the shares has lapsed in its entirety or ten days following the Chief Executive Officer's termination.

NOTE 5 Lines of Credit:

    As of December 31, 1999, the Company had two lines of credit with a bank for borrowings up to an aggregate of $1.5 million. No borrowings were outstanding at December 31, 1999. Borrowings under one of the lines of credit are limited to 80% of eligible accounts receivable. Both lines bear interest at the lending bank's prime rate plus 0.50% and are collateralized by the assets of the Company. Under the terms of the line of credit agreement, the Company is not permitted to pay any dividends on its capital stock.

NOTE 6 Commitments and contingencies:

 Leases

    The Company leases office space, computers and equipment under noncancelable operating and capital leases with various expiration dates through 2010. Rent expense, net of sublease income, for 1997, 1998 and 1999 was $13,000, $72,000 and $357,000, respectively. Sublease income totaled $18,000 and $85,000 for

                            MOAI TECHNOLOGIES, INC.

1998 and 1999, respectively. There was no sublease income in 1997. The Company recognizes rent expense on a straight-line basis over the lease period.

    One of the operating leases, which expires in September 2003, has a one-time option to extend the term of the lease for an additional five years.

    Future minimum lease payments under noncancelable capital and operating leases, including leases entered into subsequent to December 31, 1999, are as follows:

Years Ended                                                    Capital Operating
December 31,                                                   Leases   Leases
------------                                                   ------- ---------
                                                                (in thousands)
2000..........................................................  $ 324   $ 1,170
2001..........................................................    287     2,104
2002..........................................................     94     2,111
2003..........................................................    --      1,920
2004..........................................................    --      1,593
Thereafter....................................................    --      7,396
                                                                -----   -------
Total minimum lease payments..................................    705   $16,294
                                                                        =======
Less: Amount representing interest............................    (74)
                                                                -----
Present value of capital lease obligations....................    631
Less: Current portion.........................................   (276)
                                                                -----
Long-term portion of capital lease obligations................  $ 355
                                                                =====

 Employment agreements

    The Company has offer letters with certain officers which entitles each of these officers to accelerated vesting with respect to 50% of his or her unvested stock options or restricted stock in the event of the Company's change in control. In addition, each of these officers is entitled to receive a severance payment equal to twelve months salary and full vesting of his or her stock options and restricted stock if there is a change in control of the Company and: (a) he or she is not offered continued employment, or terminated without cause or resigns for good reason, (b) our offices are relocated outside the San Francisco Bay area, or (c) he or she remains employed with the Company or our successor for a period of at least one subsequent year.

    The Company has a change in control agreement for every employee with a title of Vice President or higher. The agreement allows the employee to receive a severance payment equal to six months salary and six months acceleration of all options and shares of restricted stock held by these employees in the event they are terminated without cause or resign for good reason within twelve months following a change of control of the Company.

 Legal Proceedings

    The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability, with respect to these actions, will not materially affect the financial position of the Company.

                            MOAI TECHNOLOGIES, INC.

NOTE 7 Mandatorily Redeemable Convertible Preferred Stock:

    The Company's Amended Articles of Incorporation designate and authorize 20,958,660 shares of $0.0002 per share par value Mandatorily Redeemable Convertible Preferred Stock ("preferred stock"). The shares of preferred stock at December 31, 1999 have been designated as follows:

                                      Shares Issued
                                     and Outstanding
                                      December 31,      Proceeds
                            Shares   --------------- Net of Issuance Liquidation
                          Authorized  1998    1999        Costs        Amount
                          ---------- ------- ------- --------------- -----------
                                     (in thousands)
Series A.................    6,454     5,833   5,833     $ 1,723       $ 1,750
Series B.................    6,360     6,250   6,250       3,991         4,000
Series C.................    8,145       --    7,895      14,931        15,000
                            ------   ------- -------     -------       -------
                            20,959    12,083  19,978     $20,645       $20,750
                            ======   ======= =======     =======       =======

    Changes in the preferred stock during 1997, 1998 and 1999 were as follows:

                                                                      Amount
                                                                  --------------
                                                                  (in thousands)
Balance, January 1, 1997.........................................    $   --
Issuance of Series A, net of issuance costs of $27...............      1,248
                                                                     -------
Balance, December 31, 1997.......................................      1,248
Issuance of Series A.............................................        475
Issuance of Series B, net of issuance costs of $9................      3,991
                                                                     -------
Balance, December 31, 1998.......................................      5,714
Issuance of Series C, net of issuance costs of $69...............     14,931
                                                                     -------
Balance, December 31, 1999.......................................    $20,645
                                                                     =======

    Refer to the subsequent sale of Series D mandatorily redeemable convertible preferred stock in Note 11.

    The preferred shareholders have certain rights with respect to dividends, liquidation, conversion and voting as follows:

 Voting

    Each holder of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which the shares of preferred stock could be converted.

 Dividends

    Holders of preferred stock are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the fixed rate of $0.024, $0.0512 and $0.152 per share per annum for Series A, B and C, respectively, prior and in preference to any distribution on the common stock. Through December 31, 1999, no dividends on the preferred stock have been declared by the Board of Directors or paid.

                            MOAI TECHNOLOGIES, INC.

 Liquidation

    In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A, B and C preferred stock shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $0.30, $0.64 and $1.90 per share, respectively, plus an amount equal to all accrued but unpaid dividends on such shares. Through December 31, 1999, no dividends have been declared. Remaining assets legally available to the Company shall be distributed to the holders of preferred stock and common stock on a pro rata basis, subject to certain dollar limitations. If, upon the occurrence of such liquidation, assets legally available to the Company are insufficient to permit the payment to the Series A, B and C holders, then the assets legally available to the Company shall be distributed ratably among the holders of Series A, B and C.

    A liquidation, dissolution or winding up, either voluntary or involuntary, of the Company includes the acquisition of the Company by another person or entity by means of any transaction excluding any merger effected exclusively for the purpose of changing the domicile of the Company. As certain of these events could be outside of the control of the Company, the preferred stock is categorized as mandatorily redeemable in the Company's balance sheet.

 Conversion

    Each share of Series A, B and C preferred stock is convertible, at the option of the holder, according to a conversion ratio, subject to adjustment for dilution, issuances, splits and combinations. Each share of Series A, B and C preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio upon: (1) the closing of a public offering of common stock at a per share price of at least $5.70 per share with gross proceeds of at least $20,000,000 or (2) the consent of the holders of the majority of preferred stock. At December 31, 1999, each share of Series A, B and C preferred stock is convertible into one share of common stock. The Company has reserved a total of 19,978,000 shares of common stock to satisfy the conversion of the preferred stock.

 Warrants for Mandatorily Redeemable Convertible Preferred Stock

    In December 1997, the Company granted a warrant to a stockholder in connection with the issuance of Series A preferred stock. the warrant enables the holder to purchase 583,334 shares of Series A preferred stock at $0.30 per share. The warrant is immediately exercisable and expires at the earlier of a merger or initial public offering. Due to the variable nature of the warrant expiration term, the warrant is accounted for using variable accounting with the Company estimating the fair value of the warrant at each reporting date. At December 31, 1997, the Company's estimated fair value of the warrant was $119,000, using a Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of 10 years; volatility of 50%; risk-free interest rate of 5.3% and is included in preferred stock. At December 31, 1998, the Company remeasured this warrant and the fair value is included in mandatorily redeemable convertible preferred stock. In April 1999, the Company amended its December 1997 warrant issued to a stockholder. The amendment provided the holder with a fully exercisable warrant to purchase 583,334 shares of Series A preferred stock at $0.30 per share. The amended warrant expires in December 2002. The fair value of the warrant remeasured on the amendment date amounts to $379,000 and is included in preferred stock. In January 2000, the warrant was exercised for total proceeds of $175,000.

    In January 1998 and April 1999, the Company, in connection with its capital lease obligations, granted fully exercisable warrants to purchase 37,334 shares of Series A and 29,296 shares of Series B preferred stock, respectively. The estimated fair value of the warrants had an insignificant fair value on the date of grant using

                            MOAI TECHNOLOGIES, INC.

the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of 10 years; volatility of 50%; risk-free interest rate of 5.3%.

    In April 1999, the Company granted a contingent warrant to purchase up to 90,000 shares of Series B preferred stock to a financial institution in connection with two line of credit agreements (see Note 5). The number of shares exercisable under this contingent warrant is determined as a percent of the highest aggregate outstanding amount under the lines of credit and the warrant is not exercisable until the Company borrows against the lines of credit. At December 31, 1999, the fair value of the warrant assuming 100% of the lines of credit were borrowed against totaled $1,138,000, using a Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of seven years; volatility of 80%; risk-free interest rate of 5.8%. When and if it becomes probable that the performance criteria will be met, the Company will record the then fair value associated with the warrant as a charge to interest expense recognized ratably over the borrowing term.

NOTE 8 Common Stock:

    The Company's Amended Articles of Incorporation authorize 40,000,000 shares of $0.0002 per share par value common stock. Through December 31, 1999, no dividends on the common stock have been declared by the Board of Directors or paid.

    The Company has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with individual employment agreements. The vesting period ranges from one to five years and 4,912,000, 3,406,000 and 1,900,630 shares with weighted average repurchase prices of $0.01, $0.01 and $0.01 were subject to repurchase at December 31, 1997, 1998 and 1999, respectively.

    In December 1999, the Company issued 20,000 shares of common stock for services in connection with an executive search. The Company's estimated fair market value of the common stock was $173,000 and is included in additional paid-in-capital. The amount has been charged to general and administrative expense.

NOTE 9 Stock Option Plan:

    In December 1997, the Company adopted the 1997 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees, directors and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). The Company has reserved 3,867,000 shares of common stock for issuance under the Plan. In January 2000, the Company amended the authorized shares under the Plan to 7,867,000.

    Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally vest over four years (25% per year) and expire ten years from the date of grant.

                            MOAI TECHNOLOGIES, INC.

    The following table summarizes stock option activity under the Plan:

                                                 1998              1999
                                           ----------------- -----------------
                                                   Weighted-         Weighted-
                                                    Average           Average
                                                   Exercise          Exercise
                                           Shares    Price   Shares    Price
                                           ------  --------- ------  ---------
                                            (in thousands, except per share
                                                         data)
Options outstanding at beginning of
  period..................................   --      $ --    1,090     $0.04
 Options granted.......................... 1,505      0.04   2,279      0.45
 Options exercised........................   (48)     0.03    (332)     0.08
 Options canceled.........................  (367)     0.03    (189)     0.09
                                           -----             -----
Outstanding at end of period.............. 1,090      0.04   2,848      0.36
                                           =====             =====
Options exercisable at end of period......    66      0.03     286      0.07
                                           =====             =====
Weighted average minimum value of options
  granted during the period...............           $0.01             $2.69
                                                     =====             =====

    There was no stock option activity during the year ended December 31, 1997.

    The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

                   Options Outstanding at                Options Exercisable at
                     December 31, 1999                     December 31, 1999
            ------------------------------------------   --------------------------
                             Weighted
                              Average       Weighted                     Weighted
                             Remaining      Average                      Average
Exercise      Number        Contractual     Exercise       Number        Exercise
Price       Outstanding        Life          Price       Outstanding      Price
--------    -----------     -----------     --------     -----------     --------
             (in thousands, except per share and contractual life data)
$0.03            644           8.359         $0.03           181          $0.03
 0.07            124           8.847          0.07             8           0.07
 0.15          1,119           9.315          0.15            96           0.15
 0.75            821           9.761          0.75             1           0.75
 1.50            140           9.958          1.50           --             --
               -----                                         ---
               2,848           9.238         $0.36           286          $0.07
               =====                                         ===

    At December 31, 1999, the Company had recorded deferred compensation related to these options in an amount of $5,997,000 (net of cancellations), of which $1,550,000 had been amortized to expense during 1999. Assuming no cancellations, future stock-based compensation expense from options granted through December 31, 1999 is estimated to be $2,564,000, $1,219,000, $549,000 and $115,000 for 2000, 2001, 2002, and 2003, respectively.

    During 1999, options to purchase 2,279,000 shares of the Company's common stock were granted with exercise prices subsequently deemed to be at prices below the estimated fair value at the date of grant. The options have a weighted average exercise price of $0.45 per share when the deemed weighted average fair value of the common stock under option was $3.03 per share, respectively.

                            MOAI TECHNOLOGIES, INC.

    Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                      1997    1998      1999
                                                     ------  -------  --------
                                                      (in thousands, except
                                                         per share data)
Net loss:
 As reported........................................ $ (235) $(2,241) $(14,240)
                                                     ======  =======  ========
 Pro forma.......................................... $ (235) $(2,243) $(14,260)
                                                     ======  =======  ========
Basic and diluted net loss per share:
 As reported........................................ $(0.14) $ (0.75) $  (3.12)
                                                     ======  =======  ========
 Pro forma.......................................... $(0.14) $ (0.75) $  (3.13)
                                                     ======  =======  ========

    The Company calculated the minimum value of each option grant on the date of grant using the minimum value method with the following assumptions: dividend yield at 0%; weighted average expected option term of five years; weighted average risk free interest rate of 5.1% and 5.63% for 1998 and 1999, respectively. There was no stock option activity during 1997.

NOTE 10 Employee Benefit Plan:

    The Company sponsors a 401(k) defined contribution plan covering all employees. Contributions made by the Company are determined annually by the Board of Directors. Through December 31, 1999, no employer contributions have been made under this plan.

NOTE 11 Subsequent Events:

 Reincorporation

    In connection with the Company's initial public offering, the Company will reincorporate into Delaware.

 Stock Split

    In January 2000, the Company's Board of Directors approved a 2-for-1 stock split of the Company's outstanding shares. The stock split is effective January 14, 2000. All share and per share information included in these financial statements have been retroactively adjusted to reflect this stock split.

 2000 Employee Stock Purchase Plan

    In April 2000, the 2000 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and will be submitted to the stockholders for their approval before the date of the Company's initial public offering, to become effective on the date of the initial public offering. The Purchase Plan permits participants to purchase common stock through payroll deductions. A total of 2,000,000 shares of common stock will be reserved for issuance under the Purchase Plan. The amount reserved under the Purchase Plan will be subject to an automatic increase on the first day of the fiscal years beginning in 2001 through 2010 equal to the lesser of 1,000,000 shares, 2% of outstanding common stock on the last day of the immediately preceding fiscal year, or a lesser number of shares as the Board of Directors determines.

                            MOAI TECHNOLOGIES, INC.

 2000 Directors Stock Option Plan

    In April 2000, the 2000 Directors Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and will be submitted to the stockholders for their approval before the date of the Company's initial public offering, to become effective on the date of the initial public offering. The Director Plan provides for the automatic grant of a nonstatutory option to purchase 40,000 shares of common stock to each new non-employee director who becomes a director after the date of the Company's initial public offering on the date that such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase shares on the day after each of the Company's annual meetings of the stockholders. Each director who is a member of a board committee who will continue serving on the board following the meeting and who has been a director of Moai for at least six months prior to the meeting date will be granted an option to purchase 10,000 shares of common stock. A total of 600,000 shares of common stock will be reserved for issuance under the Director Plan.

 2000 Stock Plan

    In April 2000, the 2000 Stock Plan (the "2000 Plan") was adopted by the Board of Directors and will be submitted to the stockholders for their approval before the date of the Company's initial public offering, to become effective on the date of the initial public offering. The 2000 Plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The Company has reserved up to 5,750,000 shares of common stock for issuance of options and purchase rights. The amount reserved will automatically increase on the first day of each of the fiscal years beginning 2001 and 2005 equal to the lesser of 2,500,000 shares, 5% of outstanding stock on the last day immediately preceding fiscal year, or a lesser number of shares as determined by the Board of Directors.

    Incentive stock options granted under the 2000 Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant. The 2000 Plan does not impose restrictions on the exercise or purchase price applicable to nonstatutory stock options and stock purchase rights.

 2000 Executive Stock Incentive Plan

    In March 2000, the 2000 Executive Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and stockholders. The Incentive Plan provides for the granting of incentive stock options, nonstatutory stock options and stock purchase rights to executive officers of Moai. There are 1,500,000 shares reserved for issuance under the plan.

 Stock Option Grants

    From January 1, 2000 through April 11, 2000, the Company granted stock options to purchase an aggregate of 2.1 million shares of common stock at a weighted average exercise price of $5.92 per share. In connection with the grant of these stock options the Company recognized deferred stock-based compensation totaling approximately $12.6 million which will be amortized over the four year vesting period of the stock options using the multiple option approach. Assuming no cancellations, future stock-based compensation expense from these options is estimated to be $7.1 million, $3.3 million, $1.6 million, $581,000 and $23,000 for 2000, 2001, 2002, 2003 and 2004.

                            MOAI TECHNOLOGIES, INC.

 Series D Mandatorily Redeemable Convertible Preferred Stock and Warrants

    In January and February 2000, the Company issued Series D mandatorily redeemable convertible preferred stock into common stock on a one for one basis. Total shares issued were 1,872,659 with a par value of $0.0002 for $8.01 per share for total cash proceeds of approximately $15 million. The difference between the fair value of the Series D mandatorily redeemable convertible preferred stock at the date of grant and the proceeds resulted in a beneficial conversion feature, which under EITF 98-5, results in a preferred stock dividend. The Company has used the mid-range of the initial public offering price of the common stock as an approximation of fair value.

    In March 2000, the Company issued additional shares of Series D mandatorily redeemable convertible preferred stock. Total shares issued were 1,872,659 with a par value of $0.0002 for $8.01 per share for total cash proceeds of approximately $15 million. This round of preferred stock was issued to investors with certain strategic alliance agreements with the Company. The Series D mandatorily redeemable convertible preferred stock was recorded at estimated fair value, which was determined on the same basis as noted above. The differential from the fair value and the proceeds will, depending on the nature of the strategic alliance agreement, be offset over the service period against guaranteed revenues generated under the agreement, if any, or be charged to cost of revenues, sales and marketing expense or research and development expense.

    The rights and preferences of the Series D mandatorily redeemable convertible preferred stock are consistent with those described in Note 7 related to the Series A, B, and C mandatorily redeemable convertible preferred stock.

    In February 2000, the Company granted a fully exercisable warrant to purchase the Series D mandatorily redeemable convertible preferred stock to a company in connection with the placement of the Series D mandatorily redeemable convertible preferred stock. The warrant enables the holder to purchase
31,210 shares of Series D mandatorily redeemable convertible preferred stock at $8.01 per share. The fair value of the warrant, which was determined on the same basis as noted above, was recorded as a reduction to the Series D mandatorily redeemable convertible preferred stock proceeds.

    In March 2000, the Company granted a fully exercisable warrant to purchase the Series D mandatorily redeemable convertible preferred stock to companies in connection with strategic alliance agreements. The warrants enable the holders to purchase 93,633, 75,000 and 93,633 shares of Series D mandatorily redeemable convertible preferred stock at $8.01 per share. The warrants will terminate, if unexercised, upon the Company filing an underwritten initial public offering pursuant to a registration statement under the Securities Act. The warrants were recorded at fair value, which was determined on the same basis as noted above. The differential from the fair value and the proceeds will be amortized to either sales and marketing or research and development expense over the service period.

    In April 2000, the Company granted a warrant to purchase 30,000 shares of Series D mandatorily redeemable convertible preferred stock at an exercise price of $8.01 per share in connection with a noncancelable operating lease. The warrant expires in five years. The fair value will be amortized to general and administrative expense over the term of the operating lease. The future minimum lease payments under this lease have been included at Note 6 within operating leases.

                                  [MOAI LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                        to be
                                                                        Paid
                                                                      ---------
SEC registration fee................................................. $  19,800
NASD filing fee......................................................     8,000
Nasdaq National Market listing fee...................................    95,000
Printing and engraving expenses......................................   200,000
Legal fees and expenses..............................................   400,000
Accounting fees and expenses.........................................   550,000
Blue Sky qualification fees and expenses.............................     5,000
Transfer Agent and Registrar fees....................................     5,000
Directors' and Officers' Insurance fees..............................     *
Miscellaneous fees and expenses......................................     *
                                                                      ---------
  Total.............................................................. $   *
                                                                      =========

--------
*to be filed by amendment

Item 14. Indemnification of Directors and Officers

    Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Our certificate of incorporation (Exhibit
3.2 hereto) and our bylaws (Exhibit 3.4 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, we have entered into Indemnification Agreements (Exhibit 10.4 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Moai and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

    Since June 15, 1997, we have sold and issued the following securities:

      1. On June 15, 1997, we sold 4,500,000 shares of common stock for an aggregate purchase price of $9,000 to two founders.

      2. On June 25, 1997, we sold 250,000 shares of common stock for an aggregate purchase price of $500 to two founders.

      3. On October 22, 1997, we sold 200,000 shares of common stock for a purchase price of $400 to an employee.

      4. On December 9, 1997, we sold 1,477,500 shares of common stock for a purchase price of $44,325 to an officer.

      5. On December 9, 1997, we issued a promissory note in the principal amount of $250,000 to an accredited investor.

      6. On December 10, 1997, we sold 459,834 shares of common stock for an aggregate purchase price of $13,795.02 to six accredited investors.

      7. On December 18, 1997, we sold 4,251,504 shares of Series A preferred stock for an aggregate purchase price of $1,275,451.20, including cancellation of the notes described in 5 above, to three accredited investors.

      8. On December 18, 1997, we issued warrants for the purchase of 583,334 shares of Series A preferred stock which have an aggregate exercise price of $175,000.20 to two accredited investors.

      9. On December 19, 1997, we sold 245,834 shares of common stock for an aggregate purchase price of $7,375.02 to two accredited investors.

      10. On January 15, 1998, we sold 1,581,828 shares of Series A preferred stock for an aggregate purchase price of $474,548.40 to two accredited investors.

      11. On January 31, 1998, we issued warrants for the purchase of 37,334 shares of Series A preferred stock which have an aggregate exercise price of $11,200.20 to two accredited investors.

      12. On August 17, 1998, we sold 6,250,000 shares of Series B preferred stock for an aggregate purchase price of $4,000,000 to 10 accredited investors.

      13. On April 28, 1999, we issued warrants for the purchase of 119,296 shares of Series B preferred stock which have an aggregate exercise price of $76,349.44 to three accredited investors.

      14. On July 21, 1999, we sold 7,894,738 shares of Series C preferred stock for an aggregate purchase price of $15,000,002.20 to 15 accredited investors.

      15. On December 1, 1999, we sold 20,000 shares of common stock for a purchase price of $10.00 to an accredited investor.

      16. On January 18, 2000, we sold 583,334 shares of Series A preferred stock pursuant to the exercise of warrants described in 8 above, to two accredited investors.

      17. On January 25, 2000, we sold 1,248,439 shares of Series D preferred stock for an aggregate purchase price of $9,999,996.39 to three accredited investors.

      18. On January 25, 2000, we issued warrants for the purchase of 12,484 shares of Series D preferred stock which have an exercise price of $99,996.84 to an accredited investor.

      19. On February 11, 2000, we sold 624,220 shares of Series D preferred stock for an aggregate purchase price of $5,000,002.20 to 12 accredited investors.

      20. On March 6, 2000, we sold 1,248,439 shares of Series D preferred stock for an aggregate purchase price of $9,999,996.39 to 4 accredited investors.

      21. On March 6, 2000, we issued warrants for the purchase of 181,117 shares of Series D preferred stock which have an aggregate exercise price of $1,450,747.17 to three accredited investors.

      22. On March 10, 2000, we sold 624,220 shares of Series D preferred stock for a purchase price of $5,000,002.20 to an accredited investor.

      23. On March 10, 2000, we issued warrants for the purchase of 99,875 shares of Series D preferred stock which have an aggregated exercise price of $799,998.75 to two accredited investors.

      24. On April 12, 2000, we issued warrants for the purchase of 30,000 shares of Series D preferred stock which have an aggregate purchase price of $240,300 to an accredited investor.

      25. From December 4, 1997 to April 11, 2000, we issued options to purchase an aggregate of 5,882,496 shares of common stock to employees, directors and consultants pursuant to the 1997 Stock Plan and the 2000 Executive Stock Incentive Plan.

    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 2 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

  1.1*  Form of Underwriting Agreement.

  3.1*  Amended and Restated Certificate of Incorporation of Moai.

  3.2* Amended and Restated Certificate of Incorporation of Moai (as proposed).

  3.3*  Bylaws of Moai.
  3.4*  Bylaws of Moai (as proposed).

  4.1*  Specimen Stock Certificate.

  4.2 Warrant to purchase Series A preferred stock dated January 31, 1998 issued to William Kirsch.

  4.3 Warrant to purchase Series A preferred stock dated January 31, 1998 issued to David Campbell.

  4.4 Warrant to purchase Series B preferred stock dated December 5, 1998 issued to William Kirsch.

  4.5 Warrant to purchase Series B preferred stock dated December 5, 1998 issued to David Campbell.
  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1   Third Amended and Restated Investors' Rights Agreement dated January
        25, 2000 among Moai and certain investors, as amended March 10, 2000.

 10.2 Form of Indemnification Agreement between Moai and each of its executive officers and directors.

 10.3*  1997 Stock Plan (as amended) and form of Stock Option Agreement and
        Restricted Stock Purchase Agreement.

 10.4*  2000 Stock Plan and forms of Stock Option Agreement and Restricted
        Stock Purchase Agreement.

 10.5* 2000 Executive Incentive Stock Plan and form of Stock Option Agreement and Restricted Stock Purchase Agreement.

 10.6*  2000 Employee Stock Purchase Plan and form of Subscription Agreement.

 10.7*  2000 Directors' Stock Option Plan and form of Stock Option Agreement.

 10.8* 2000 Executive Incentive Stock Plan and form of Stock Option Agreement and Restricted Stock Purchase Agreement.

 10.9*  Revised Offer Letter with Anne Perlman, as amended.

 10.10* Revised Offer Letter with Devapratim Hazarika, as amended.

 10.11* Revised Offer Letter with Frank T. Kang, as amended.

 10.12  Offer Letter with Matthew R. Miller.

 10.13  Form of Change of Control Agreement between Moai and Philip N. Smith,
        David Oller, Arnold Waldstein, Michelle Messina, Joseph Collins and
        Denis Concordel and Raymond T. Letulle, Jr.


 10.14  Stock Restriction Agreement dated December 19, 1997 between Moai and
        Devapratim Hazarika.

 10.15  Stock Restriction Agreement dated December 19, 1997 between Moai and
        Frank T. Kang.

 10.16  Common Stock Purchase Agreement dated December 9, 1997 between Moai and
        Anne Perlman.

 10.17  Letter Agreement dated July 21, 1999 between Moai and Reuters Holdings
        Switzerland SA.

 10.18* Amended and Restated Engagement Letter dated November 23, 1999 between
        Moai and BancBoston Robertson Stephens Inc.

 10.19* Lease dated August 5, 1998 between Moai and Jessie Properties, LLC.

 10.20  Lease dated December 17, 1999 between Moai and 800 California, LLC.
 23.1*  Independent Accountants' Consent.

 23.2*  Consent of Attorney (see Exhibit 5.1).

 24.1   Power of Attorney (see Part II-5).

 27.1   Financial Data Schedule.

--------
*  To be supplied by amendment.

  (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco State of California on April 13, 2000.

                                          Moai Technologies, Inc.

                                                     /s/ Anne Perlman
                                          By: _________________________________
                                                        Anne Perlman
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Anne Perlman and Philip Smith, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                              Title                             Date
---------                              -----                             ----

          /s/ Anne Perlman             Chief Executive Officer      April 13, 2000
______________________________________  and Director (Principal
             Anne Perlman               Executive Officer)

        /s/ Philip N. Smith            Chief Financial Officer      April 13, 2000
______________________________________  (Principal Financial and
           Philip N. Smith              Accounting Officer)

       /s/ Steven L. Eskenazi          Director                     April 13, 2000
______________________________________
          Steven L. Eskenazi

      /s/ Devapratim Hazarika          Director                     April 13, 2000
______________________________________
         Devapratim Hazarika

       /s/ C. Lloyd Mahaffey           Director                     April 13, 2000
______________________________________
          C. Lloyd Mahaffey

                                 EXHIBIT INDEX

  1.1*  Form of Underwriting Agreement.

  3.1*  Amended and Restated Certificate of Incorporation of Moai.

  3.2* Amended and Restated Certificate of Incorporation of Moai (as proposed).

  3.3*  Bylaws of Moai.
  3.4*  Bylaws of Moai (as proposed).

  4.1*  Specimen Stock Certificate.

  4.2 Warrant to purchase Series A preferred stock dated January 31, 1998 issued to William Kirsch.

  4.3 Warrant to purchase Series A preferred stock dated January 31, 1998 issued to David Campbell.

  4.4 Warrant to purchase Series B preferred stock dated December 5, 1998 issued to William Kirsch.

  4.5 Warrant to purchase Series B preferred stock dated December 5, 1998 issued to David Campbell.
  5.1* Opinion of Venture Law Group regarding the legality of the common stock being registered.

 10.1   Third Amended and Restated Investors' Rights Agreement dated January
        25, 2000 among Moai and certain investors, as amended March 10, 2000.

 10.2 Form of Indemnification Agreement between Moai and each of its executive officers and directors.

 10.3*  1997 Stock Plan (as amended) and form of Stock Option Agreement and
        Restricted Stock Purchase Agreement.

 10.4*  2000 Stock Plan and forms of Stock Option Agreement and Restricted
        Stock Purchase Agreement.

 10.5* 2000 Executive Incentive Stock Plan and form of Stock Option Agreement and Restricted Stock Purchase Agreement.

 10.6*  2000 Employee Stock Purchase Plan and form of Subscription Agreement.

 10.7*  2000 Directors' Stock Option Plan and form of Stock Option Agreement.

 10.8* 2000 Executive Incentive Stock Plan and form of Stock Option Agreement and Restricted Stock Purchase Agreement.

 10.9*  Revised Offer Letter with Anne Perlman, as amended.

 10.10* Revised Offer Letter with Devapratim Hazarika, as amended.

 10.11* Revised Offer Letter with Frank T. Kang, as amended.

 10.12  Offer Letter with Matthew R. Miller.

 10.13  Form of Change of Control Agreement between Moai and Philip N. Smith,
        David Oller, Arnold Waldstein, Michelle Messina, Joseph Collins and
        Denis Concordel and Raymond T. Letulle, Jr.

 10.14  Stock Restriction Agreement dated December 19, 1997 between Moai and
        Devapratim Hazarika.

 10.15  Stock Restriction Agreement dated December 19, 1997 between Moai and
        Frank T. Kang.

 10.16  Common Stock Purchase Agreement dated December 9, 1997 between Moai and
        Anne Perlman.

 10.17  Letter Agreement dated July 21, 1999 between Moai and Reuters Holdings
        Switzerland SA.

 10.18* Amended and Restated Engagement Letter dated November 23, 1999 between
        Moai and BancBoston Robertson Stephens Inc.

 10.19* Lease dated August 5, 1998 between Moai and Jessie Properties, LLC.


 10.20 Lease dated December 17, 1999 between Moai and 800 California, LLC.

 23.1* Independent Accountants' Consent.

 23.2* Consent of Attorney (see Exhibit 5.1).

 24.1  Power of Attorney (see Part II-5).

 27.1  Financial Data Schedule.

--------
*  To be supplied by amendment.